EXCLUSIVE LICENSE
FOR DEVELOPMENT AND COMMERCIALIZATION
OF UNOPROSTONE

This Agreement made this 22nd day of March, 2011 (the "Effective Date") by and between R-Tech Ueno, Ltd., a corporation duly incorporated and existing under the laws of Japan and having its registered office at NBF Hibiya Bldg., 10F, 1-1-7 Uchisaiwaicho, Chiyoda-ku, Tokyo 100-0011, Japan ("R-Tech"), and Sucampo Manufacturing & Research AG, a corporation duly incorporated and existing under the laws of Switzerland and having its registered office at Alte Wolleraustrasse 53, 8832 Wollerau, Switzerland ("SMR"). Each of R-Tech and SMR is referred to herein as a "Party" and collectively, as the "Parties."

WITNESSETH THAT:

WHEREAS, R-Tech is the owner of all rights and title to and interest in certain Intellectual Property Rights (as defined below in Article 1) and Technology (as defined below in Article 1) relating to Unoprostone (as defined below in Article 1) and the manufacturing of Unoprostone;

WHEREAS, SMR, a corporation duly organized under the laws of Switzerland and Sucampo Pharma Americas, Inc. ("SPA"), a corporation duly organized under the laws of the state of Delaware, United States, are wholly-owned subsidiaries of Sucampo Pharmaceuticals, Inc. ("SPI"), which is duly organized under the laws of the state of Delaware, United States;

WHEREAS, SMR wishes to obtain the exclusive license to develop and commercialize Unoprostone for the Indications (as defined below in Article 1) in the SMR Territory (as defined below in Article 1), and R-Tech is willing to do so;

WHEREAS, SPA and R-Tech intend to keep in force the Unoprostone NDA Transfer, Patent and Know-how Licensing, and Data Sharing Agreement dated April 23, 2009, Unoprostone Exclusive Manufacturing and Supply Agreement dated April 23, 2009, and Technology Assignment and License Agreement dated February 2009 except to the extent those agreements are required to be modified by this Agreement;

WHEREAS, SMR does not have the ability to develop or re-engineer the Intellectual Property Rights and Technology for the manufacturing of Unoprostone and therefore lacks the capability to manufacture Unoprostone without a license from R-Tech; and

WHEREAS, R-Tech desires that any future manufacturing of Unoprostone in SMR Territory be performed by SMR or its designee.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein , and in consideration of the execution of the Unoprostone Toll Manufacturing Agreement (the "Unoprostone Toll Agreement") (Exhibit A) to be executed between the Parties in accordance with Section 6.1 of this Agreement, and intending to be legally bound, the Parties hereto agree as follows:

1. DEFINITIONS

The capitalized terms in this Agreement shall have the definitions given them within this Agreement. The following terms, as used herein, shall have the following meanings:

"Adverse Events" means any untoward medical occurrence in any patient use of discontinuance of a Licensed Product or clinical investigation subject administered a Licensed Product and which does not necessarily have to have a causal relationship with this pharmaceutical treatment. An adverse event (AE) can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of a pharmaceutical product, whether or not considered related to the pharmaceutical product, including but not limited to those events that must or may be reported in accordance with the pre-clinical testing, clinical trial testing or in market pharmacovigilance or other reporting requirements as may be required by any Regulatory Authority incident to the prosecution or maintenance of an IND or an NDA or similar Regulatory Filing with respect to the testing, registration, manufacture use or sale of a product as a pharmaceutical for human use.

"Affiliate" means any person, corporation, firm, partnership, limited liability company or other entity that controls, is controlled by or is under common control with a Party to this Agreement, except that in no event at any time during the Term of this Agreement shall SMR be considered Affiliate of RTU nor RTU be considered an Affiliate of SMR for the purpose of this Agreement. For purposes of this definition, an entity will be regarded as in "control" of another corporation if

(a) it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited, (b) it owns or has a right to at least fifty percent (50%) of the net assets of an entity without voting securities, or (c) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the entity, whether through contract or otherwise.

"Annual Net Sales" means the cumulative Net Sales during any given calendar year.

"Applicable Law" means all federal, state, local, national and supra-national treaties, conventions laws or statutes, and any implementing orders, rules and/or regulations, including any rules, regulations, orders, judgments, determinations, guidance, or requirements of the Regulatory Authorities, the tax authorities, courts of competent jurisdiction and any non-governmental agencies that control any aspect of the pharmaceutical, medical, commercial or financial activities contemplated by the parties in utilizing the rights granted or received incident to this Agreement, including but not limited to development of pharmaceutical products in accordance with the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use ("ICH") standards, listing of securities on stock exchanges governed by major national securities exchanges or major securities listing organizations or compliance with financial and accounting standards as promulgated by the Financial Accounting Standards Board or its foreign equivalent for IFRF reporting standards, that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

"Business Day" means a day, other than a Saturday or Sunday, on which banking institutions in Washington, DC, USA, or Tokyo, Japan, are open for business, such that a bank holiday in the United States which is not a banking holiday in Japan is nevertheless a Business Day.

"Clinical Studies" means a human clinical study, or other test or study in humans, with respect to a Unoprostone or a Licensed Product performed incident to an open IND, including, but not limited to Phase I Study, Phase II Study, Phase III Study, Phase IV Study, early access programs, compassionate use and single patient INDs, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing studies, investigator sponsored studies, and health economics studies. "Phase I Study" means a human clinical trial of a product, the principal purpose of which is a preliminary determination of safety or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, from

time to time, pursuant to Applicable Law or otherwise. "Phase II Study" means, collectively, a Phase IIa Study and a Phase IIb Study. "Phase IIa Study" means a human clinical trial of a product, the principal purpose of which is a demonstration of proof of concept in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise. "Phase IIb Study" means a human clinical trial of a product, the principal purpose of which is to find the optimally safe and effective dose range in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise. "Phase III Study" means a human clinical trial of a product on a sufficient number of subjects that is designated to establish that such product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing of such product, including all tests, studies, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise. "Phase IV Study" means clinical studies performed after obtaining the Marketing Approval for the purpose of supporting the Commercialization of the Licensed Products.

"CMC" means chemistry, manufacturing and controls.

"Commercialization" or "Commercialize" means any and all activities (whether before or after the Marketing Approval) directed to the commercialization of the Licensed Product, including pre-launch and post-launch marketing, Promoting, distributing, offering to sell and selling the Licensed Product, and importing or exporting the Licensed Product for sale. When used as a verb, "Commercializing" means to engage in Commercialization and "Commercialized" has a corresponding meaning.

"Confidential Information" means all information that is not in the public domain and is protectable by a Disclosing Party (as defined below in Section 13.1) as a trade secret under Applicable Law (including, without limitation, Regulatory Data and Information, as defined below) provided to a Receiving Party (as defined below in Section 13.1), whether oral, in writing or otherwise, including, without limitation, any information on the research, development, markets, customers, suppliers, patent applications, inventions, products, procedures, designs, formulas, business plans, financial projections, organizations, employees, consultants or any other similar aspects of a Party's present or future business.

"Convicted Individual" or "Convicted Entity" means an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a(a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible or is similarly debarred under corresponding Applicable Law outside of the United States but in the SMR Territory.

"Data Exclusivity" means any data or market exclusivity granted to a Licensed Product in the SMR Territory by any Regulatory Authority as of the Effective Date or at any time during the Term.

"DDU" means a daily dose unit, sterile and preservative-free or equivalent, of the ophthalmic preparation.

"Debarred Individual" means an individual who has been debarred by the Food and Drug Administration (FDA) pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a Person that has an approved or pending drug product application or is similarly debarred under corresponding Applicable Law outside of the United States but in the SMR Territory.

"Debarred Entity" means a corporation, partnership or association that has been debarred by the Food and Drug Administration (FDA) pursuant to 21 U.S.C. §335a(a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity or is similarly debarred under corresponding Applicable Law outside of the United States but in the SMR Territory.

"Develop" or "Development" means, with respect to the Licensed Product, all research, all pre-clinical and clinical activities conducted relating to the Licensed Product for any Indication, including without limitation, test method development and stability testing, toxicology, animal studies, formulation, process development, manufacturing scale-up, quality assurance/quality control development for clinical studies, statistical analysis and report writing, and the Clinical Studies, including without limitation clinical trial design, operations, data collection and analysis and report writing, publication planning and support, risk assessment mitigation strategies, health economics outcomes research planning and support, clinical laboratory work, disposal of drugs and regulatory activities in connection therewith, the transfer of information, materials, the Licensed Product regulatory documentation and other Technology with respect to the foregoing, the preparation of Regulatory Filings, and obtaining and/or maintaining the Regulatory

Approvals (including regulatory affairs activities and preparation of meetings with the Regulatory Authorities). When used as a verb, "Developing" means to engage in Development and "Developed" has a corresponding meaning.

"EMA" means the European Medicines Agency that is a European agency for the evaluation of medicinal products.

"Excluded Individual" or "Excluded Entity" means (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA) or is similarly debarred under corresponding Applicable Law outside of the United States but in the SMR Territory.

"FASB" means the Financial Accounting Standards Board.

"Formulation" means the process in which Unoprostone is combined with chemical substances to produce the Licensed Product.

"GAAP" means generally accepted accounting principles as regularly applied under the FASB as may be promulgated from time to time.

"Glaucoma and Ocular Hypertension Indication" means the prophylactic or therapeutic use in the prevention and/or treatment of Glaucoma and Ocular Hypertension.

"Improvement Patent" means any patent relating to any invention made by a Party that improves the performance of the Licensed Product in terms of its safety, efficacy, patient acceptance, cost, manufacture, formulation, dosing, use or sale, but shall not include inventions that involve new compositions of matter used as active ingredients, or new formulation Technology otherwise patentable and applicable to other compositions of matter than the Licensed Product.

"Improvement Intellectual Property" means any protectable intellectual or industrial (e.g. registrations) property interests that extend, improve, increase or build up the scope, value, duration, defensibility, or other value of the Licensed Product, Licensed Know-How and/or

Licensed Patents for their application in the manufacture, use or sale of human pharmaceutical products, whether by novel formulation, combination with additional substances, dosages, indications or any other form of pharmaceutical application.

"Improvement Product" means any composition of matter which shares the prostone SAR, including but not limited to BK channel and/or ClC-2 stimulation, which is discovered, developed or innovated in whole or in significant part in reference to, in imitation of, or in reliance upon the SAR already characterized with respect to lubiprostone, cobiprostone, Unoprostone, SPI-017, SPI-3608 or any other prostone molecules heretofore or hereafter developed by Dr. Ryuji Ueno and/or Dr. Sachiko Kuno or any Party or Affiliates of the Parties.

"IND" means an application filed with a Regulatory Authority for authorization to commence human clinical trials or prosecute an NDA of the Unoprostone, including, but not limited to, (i) an Investigational New Drug Application as defined in the Food, Drug and Cosmetic Act (FDCA) or any update thereto or any successor application or procedure filed with the Food and Drug Administration (FDA), (ii) any foreign equivalent of a United States IND, and (c) all supplements and amendments that may be filed with respect to the foregoing.

"Indications" means Glaucoma and Ocular Hypertension, Diabetic Retinopathy (DR), Diabetic Macular Edema (DME), dry and wet Age-related Macular Degeneration (AMD), and Retinitis Pigmentosa (RP), and other indications as noted in Exhibit X as may be agreed upon in writing between the Parties.

"Intellectual Property Rights" means: (a) any and all US and/or foreign patent applications, letters patent, patents, or any division, continuation, reissue, or extension thereof, and any applications (including provisional applications) therefor; (b) any and all trade secrets, know-how, and trade secret rights arising under the common law, state law, federal law of the United States and/or laws of foreign countries; (c) any and all copyrights, literary property and author rights, and moral rights, whether or not copyrightable, and any registrations and applications for registration therefor; (d) any and all trademarks, service marks, trade names, trade dress, designs, logos, slogans, associated goodwill, whether registered or arising under the common law, state law, federal law of the United States and/or other laws of foreign countries, and all registrations and applications for registration thereof; (e) any and all contract and licensing rights under the foregoing; and (f) all other right other intellectual property and proprietary rights as may now

exist and/or hereafter come into existence, and all renewals and extensions thereof, regardless of whether such rights arise under the laws of the United States or any other state, country or jurisdiction.

"Launch" means the first commercial sale of the Licensed Product to an unrelated Third Party.

"Licensed Know-How" means all Technology controlled by R-Tech or its Affiliates as of the Effective Date or at any time during the Term that is useful or necessary for developing, using, making, having made, offering for sale, registering, selling or importing the Licensed Product. Licensed Know-How includes those set forth in Exhibit C (Licensed Know-How), which may be amended from time to time to add additional know-how.

"Licensed Patents" means all patent and patent applications related to the Unoprostone (i) that are owned by or licensed (with the right of sublicense) to R-Tech as of the Effective Date or (ii) which derive from inventions that are acquired, made, created, developed, conceived or reduced to practice by R-Tech during the Term of this Agreement, to the extent that such patents or patent applications relate to the Unoprostone (including, without limitation, its composition of matter, its method of use, its formulation(s) (either alone or in combination with other active ingredients), its dosing regimens, its manufacture, its synthesis, its metabolism, its safety and/or its utility) or necessary, used, or useful for the development, manufacture or commercialization of Unoprostone, or (iii) which derive from an invention that is made, created, developed, conceived or reduced to practice jointly by R-Tech and SMR after the Effective Date the practice of which would in the absence of a license, infringe on a claim of any unexpired patent described in (i) or (ii). Licensed Patents include all reissues, continuations, continuations-in-part, extensions, reexaminations, and foreign counterparts of any of the foregoing. Licensed Patents include listing set forth in Exhibit B (Licensed Patents), which may be amended from time to time to add additional patents and patent applications.

"Licensed Products" means any human or veterinary pharmaceutical product (whether prescription or over-the-counter and in any form or dosage form of a pharmaceutical composition or preparation), comprising of Unoprostone (whether as a sole active ingredient or in combination with one or more other active ingredients) for which the rights to use and to sell such product in the SMR Territory as a pharmaceutical product are granted hereunder to SMR under the Licensed Patents and the Licensed Know-How as shown on Exhibits B and C which may be amended from time to time by agreement of the Parties.

"Licensed Technology" means, collectively, proprietary information, know-how and data, technical or non-technical, trade secrets, materials (including tangible chemical, biological or other physical materials) or inventions, discoveries, improvements, processes, methods of use, methods of manufacturing and analysis, compositions of matter, or designs, whether or not patentable for which the rights to make such product in the SMR Territory as a pharmaceutical product are granted hereunder to SMR.

"Marketing Approval" means (i) the approval of an NDA in any country within the SMR Territory, and (ii) any pricing and reimbursement approvals, at a pricing and reimbursement level which is determined to be commercially reasonable, in any country within the SMR Territory, to the extent the applicable regulatory authorities having jurisdiction over such country require a pricing or reimbursement approval prior to marketing or sale of a product in such country.

"Market Withdrawal" means a "market withdrawal" as such term is defined in Title 21, United States Code of Federal Regulations, Part 7.3 (as amended from time to time, or such successor Applicable Law as may take effect in the United States) or in equivalent Applicable Law outside the United States, governing the possible withdrawal of the Licensed Product in the SMR Territory.

"MDB" means a multi-dose bottle of the ophthalmic preparation.

"NDA" means a new drug application, as defined by laws and regulations for such application in any country within the SMR Territory, for the Marketing Approval.

"Net Sales" means the total amount billed or invoiced on sales of the Licensed Product by SMR or its Affiliates in the SMR Territory to independent, unrelated Third Parties such as wholesalers or distributors and actually received in payment from such unrelated Third Parties in bona fide arm's length transactions for the purchase of the Licensed Product, less the following deductions (specifically excluding any royalty payments made by SMR or its Affiliates to R-Tech), in each case related specifically to the Commercialization and sale of the Licensed Product and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to SMR or its Affiliates:

(i) trade, cash and quantity discounts;

(ii) price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities;

(iii) taxes on sales (such as sales or use taxes or value added taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(iv) freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of the Licensed Product;

(v) amounts repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions, including, but not limited to, rebates or wholesaler charge backs; and

(vi) the portion of management, commercialization costs or fees paid during the relevant time period to unrelated Third Parties who are distributors, co-promotion partners, group purchasing organizations and/or pharmaceutical benefit managers relating specifically to and facilitating the promotion and/or sale of the finished Licensed Product.(e.g. a fee, rebate, or charge paid to a payor/purchaser or their agent or insurer to enable, promote or compensate for any effective discount on sales payable to such payor/purchaser, benefit manager, insurer, or any other party affecting the terms of access treatment or purchase of the Licensed Product by the ultimate user.)

Net Sales will include the amount or fair market value of all other consideration received by SMR or its Affiliates in respect of the Licensed Product, whether such consideration is in cash, payment in kind, exchange or other form.
Subject to the above, Net Sales will be calculated in accordance with SMR's standard internal policies and procedures, which must be in accordance with the GAAP as determined by SMR. Net sales will not include sales between or among SMR and its Affiliates.

For purposes of calculating the Net Sales, all Net Sales will be converted into United State dollars using SMR's standard conversion methodology (as those published by www.OANDA.com) consistent with the GAAP. The standard conversion methodology is based on monthly averages (for example, the spot rate at the end of the month immediately prior to the reporting month plus the spot rate at the end of the reporting month, divided by two) using open market rates or such other arrangements as the Parties may agree in writing.

If SMR or its Affiliates appoint Third Party distributors for the Licensed Product or grant a license or sublicense to any Third Party for selling the Licensed Product, the Net Sales will include the Net Sales invoiced and received by SMR or its Affiliates to such Third Party distributors and the royalties or other compensation of any other kind whatsoever invoiced and

received by SMR or its Affiliates to any such Third Party distributors, but it will not include any sales of the Licensed Product made by any such Third Party distributors or other Person.

"Person" or "Persons" means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, or other entity or organization, in any case whether for-profit or not-for profit, and including, without limiting the generality of any of the foregoing, a government or
political subdivision, department or agency of a government or formal non-governmental organization.

"Order" means, in accordance with the provisions of Sections 1.8 (Order), 2.4 (Clinical Supply; Order) and 2.5 (Commercial Supply; Exclusivity; Forecasting; Order) of the Unoprostone Supply Agreement, a written communication from SPA to RTU of SPA's order for purchase of a specified amount of the Unoprostone or the Licensed Product (as defined therein, respectively) at a delivery date, delivery price and delivery location set forth in such written purchase order communication.

"Other Indications" means any indication for use of Unoprostone other than the Glaucoma and Ocular Hypertension Indication.

"Product Labels and Inserts" means (i) any display of written, printed or graphic matter upon the immediate container, outside container, wrapper or other packaging of the Licensed Product or (ii) any written, printed or graphic material on or within the package from which the Licensed Product is to be dispensed and is reviewed and approved from time to time by a Regulatory Authority from time to time.

"Product Trademarks" means (i) any trademark, trade dress, brand mark, service mark, brand name, logo or business symbol, Internet domain name and e-mail address, whether or not registered or any application, renewal, extension or modification thereto, that is applied to or used with the Licensed Product by R-Tech, its Affiliates, or any other Party that is marketing, Promoting, and/or selling the Licensed Product and (ii) all goodwill associated therewith; in each case ((i) and (ii)). Corporate names are specifically excluded, except where the name of the manufacturer is required to be mentioned on the Licensed Product labels or otherwise by a Regulatory Authority. The Product Trademark shall include, but not be limited to, the mark "Rescula" as well as derivatives thereof. Product Trademarks existing as of the Effective Date

include, without limitation, those Product Trademarks set forth in Exhibit D (Product Trademarks), which shall be updated from time to time.

"Product Valid Claims" means, with respect to the Licensed Product, a claim of any issued and unexpired patent included within the Licensed Patents, the enforceability of which has not been subject to one or more of any of the following: (i) irretrievable lapse, revocation or abandonment; (ii) holding of unenforceability or invalidity by a decision of a court or other appropriate body of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal; and/or (iii) disclaimer or admission of invalidity or unenforceability through reissue or re-examination or opposition, nullity action or invalidation suit response, terminal disclaimer or otherwise. The foregoing notwithstanding, in the event a claim of a patent within the Licensed Patent(s) has been held to be invalid or unenforceable, and an appeal is pending, such claim shall not be considered a Product Valid Claim until reinstated by a final decision of a court or governmental agency of competent jurisdiction.

"Promote" or "Promotion" means those activities normally undertaken by a pharmaceutical company's sales force and marketing team to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription or other pharmaceutical product, including detailing. When used as a verb, "Promote" means to engage in such activities.

"Promotional Materials" means all written, printed or graphic material, other than the Product Labels and Inserts, intended for use by representatives in Promoting the Licensed Product, including visual aids, file cards, premium items, clinical study reports, reprints, drug information updates, and any other promotional support items.

"R-Tech Territory" means Japan, Korea, Taiwan and the People's Republic of China.

"Recall" means a "recall" as such term is defined in Title 21, United Stated Code of Federal Regulations, Part 7.3 (as amended from time to time, or such successor Applicable Law as may take effect in the United States) or equivalent Applicable Law outside the United States, of the Licensed Product.

"Regulatory Approval" means, in the SMR Territory, any and all approvals, licenses (including product and establishment licenses), registrations, or authorizations of any Regulatory Authority necessary to Develop, manufacture, Commercialize, Promote, distribute, transport, store, use, sell or market the Licensed Product, including, where applicable, pricing or reimbursement

approval, or pre- and post-approval marketing authorizations, labeling approvals, import and export licenses, technical, medical and scientific licenses.

"Regulatory Authority" means any national, supra-national, regional, federal, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity regulating or otherwise exercising authority over the distribution, importation, exportation, manufacture, use, storage, transport, clinical testing, Commercialization, or sale of the Licensed Product.

"Regulatory Filings" means, collectively, all INDs, NDAs, diagnostic product device approval applications, establishment license applications, drug master files, and any product approvals under Section 505 (a) and (b) of the Food, Drug and Cosmetic Act (FDCA) (21 U.S.C. § 355(b)(4)(B)) or any update thereto or all other similar filings as may be required by any Regulatory Authority for the Development, manufacture or Commercialization of the Unoprostone or the Licensed Product; and (b) all supplements and amendments to any of the foregoing.

"Rescula" means the pharmaceutical preparation containing Unoprostone for use in the indications of glaucoma and ocular hypertension.

"SAR" means structure activity relationship.

"SDU" means a single dose unit, sterile and preservative-free or equivalent, of the ophthalmic preparation.

"SMR Territory" means all countries of the world except for those within the R-Tech Territory and SPA Territory.

"SPA Territory" means the United States of America and Canada, and all of their territories and possessions and any other location where the FDA or its foreign counterparts in the SPA Territory has jurisdiction over pharmaceutical products intended for human use.

"Technology" means, collectively, proprietary information, know-how and data, technical or non-technical, trade secrets, materials (including tangible chemical, biological or other physical materials) or inventions, discoveries, improvements, processes, methods of use, methods of manufacturing and analysis, compositions of matter, or designs, whether or not patentable.

"Term" means the definition in Article 14.

"Third Party" means any party other than a Party to this Agreement and such Party's Affiliates.

"Unoprostone" means the composition of matter defined chemically as isopropyl (Z)-7-[(1R,2R,3R,5S)-3,5-dihydroxy-2-(3-oxodecyl) cyclopentyl]hept-5-enoate as further described in Exhibit E (Unoprostone), and its salts, metabolites, as well as any active pro-drugs, isomers, tautomers, hydrates, chelates, complexes and polymorphs and all other pharmaceutically acceptable modifications as may be projected in the public domain as motivation to an medicinal chemistry expert in the drug development field.

2. GRANT

2.1 Licenses. R-Tech hereby grants to SMR an exclusive license, with the right to grant sublicenses, under the Licensed Patents and the Licensed Know-How to Develop, use, make, have made, export, Commercialize, Promote, offer for sale and sell the Licensed Products for the Indications in the SMR Territory. R-Tech reserves the rights to make and have made Unoprostone and the Licensed Products within the RTU Territory and the Licensed Products within any and all areas not included in the SMR Territory. The license to make and have made the Licensed Products granted to SMR in this Section 2.1 shall be subject to the provisions of Section 6.1 and such license will be on terms no less favorable for R-Tech than those under the Unoprostone Exclusive Manufacturing and Supply Agreement dated April 23, 2009, and further such license will not result in the disclosure or unauthorized use of Licensed Technology.

2.2 Sublicenses. In the event that SMR wishes to grant sublicense to any Third Party, SMR shall inform R-Tech of the name, location and other details of such Third Party for the purpose of obtaining R-Tech's prior written approval therefor; provided, however, that such approval shall not unreasonably be withheld or delayed. SMR may, at any time, grant sublicense to its Affiliate with a written notice to R-Tech. Any sublicense granted by SMR shall be subject to the terms and conditions of this Agreement. In no event may SMR grant a sublicense that diminishes the rights or increases the obligations of R-Tech under this Agreement without the prior written consent of R-Tech, which consent shall not unreasonably be withheld or delayed. With reasonable promptness following execution, SMR shall provide a copy of any

sublicense to R-Tech provided that the financial terms of such sublicense may be redacted. SMR shall be responsible hereunder for any failure of such Third Parties to comply with the terms and conditions of this Agreement as if they are directly applicable to such Third Parties.

2.3 License to Product Trademarks. Subject to and in accordance with the terms and conditions of this Agreement, R-Tech hereby grants to SMR an exclusive, even as to R-Tech in the SMR Territory, royalty-free license, with the right to sublicense to multiple tiers of Third Parties, to use all current and future Product Trademarks for the purpose of the Development and Commercialization by SMR of the Licensed Product; provided, however, that R-Tech shall have the right to use these future trademarks without incurring any payment obligations to SMR in the R-Tech Territory. Notwithstanding the license to the Product Trademarks granted by R-Tech in this Section 2.3, SMR shall have the right not to use the Licensed Product Trademarks or to use another trademark (each an "Alternative Trademark") for the Licensed Product in the SMR Territory, and SMR shall own all rights to such Alternative Trademark and shall be free to use such Alternative Trademark without regard to, or accounting to, R-Tech except as otherwise provided herein. R-Tech shall have the right to use these Alternative Trademarks without incurring any payment obligations to SMR in the R-Tech Territory.

2.4 NDA Transfer from NVO. R-Tech hereby agrees to transfer from Novartis Pharma AG ("NVO") directly to SMR of all regulatory approvals on records in Argentina, Ecuador and Lebanon and relevant files, which ownership were already returned from NVO to R-Tech pursuant to the License, Transfer, Settlement and Termination Agreement, dated as of June 30, 2010, by and between R-Tech and NVO, for the Licensed Products with respect to the SMR Territory, with the exception of the CMC to be retained by RTU.

3. PAYMENTS

3.1 Milestone Payments. In partial consideration of the acquisition of the license rights granted to SMR by R-Tech hereunder, SMR shall pay to R-Tech the following milestone amounts:

Milestone Event	Milestone Payment
Execution of this Agreement (Effective Date)	US$3 million, as an upfront payment, within five (5) business

	days of the occurrence of the Effective Date.
Earlier of central approval by the EMA of Licensed Product for Glaucoma and Ocular Hypertension Indication and Other Indications within the SMR Territory by SMR or its Affiliates or March 15, 2012.	US$3 million, within five (5) business days of the occurrence of the Milestone Event.
Acceptance for filing of the first NDA other than for Glaucoma and Ocular Hypertension Indication and Other Indications after the Launch of Licensed Product in any jurisdiction within the SMR Territory by SMR or its Affiliates.	US$5 million within five (5) business days of the occurrence of the Milestone Event.
Approval of the NDA other than for Glaucoma and Ocular Hypertension Indication and Other Indications after the Launch of Licensed Product in any jurisdiction within the SMR Territory by SMR or its Affiliates.	US$10 million within five (5) business days of the occurrence of the Milestone Event.
1st occurrence of Annual Net Sales in total of all Indications of US$50 million or more in SMR Territory by SMR or its Affiliates.	US$5 million within five (5) business days of the occurrence of the Milestone Event.
1st occurrence of Annual Net Sales in total of all Indications of US$100 million or more in SMR Territory by SMR or its Affiliates.	US$10 million within five (5) business days of the occurrence of the Milestone Event.
1st occurrence of Annual Net Sales in total of all Indications of US$200 million or more in SMR Territory by SMR or its Affiliates.	US$20 million within five (5) business days of the occurrence of the Milestone Event.
1st occurrence of Annual Net Sales in total of all Indications US$500 million or more in SMR Territory by SMR or its Affiliates.	US$50 million within five (5) business days of the occurrence of the Milestone Event.

3.2 No Refund. Any payments made by SMR in accordance with Article 3 hereof shall, once they are paid, are not be refundable nor creditable for any reason whatsoever.

3.3 Payments to Third Party. Within the SMR Territory, SMR shall be solely responsible for royalty payments, milestone payments and any other payments to Third Parties for Intellectual Property Rights claims related to the Licensed Product.

3.4 Payment Reports. Upon making the payments under Article 3, SMR and its Affiliates shall also provide a report showing: (i) a statement identifying the Annual Net Sales of the Licensed Product in the respective countries within the SMR Territory; (ii) the withholding taxes, if any, required by Applicable Law to be deducted with respect to such Net Sales; and (iii) the exchange rates, if any, used in determining the amount of United States dollars. The Parties will agree upon a common reporting mechanism for such report.

3.5 Audit Rights. Each Party shall keep and maintain for at least three (3) years complete and accurate records in accordance with GAAP in sufficient detail to allow confirmation of any payment calculations or components thereof and made hereunder. Upon the written request of a Party (herein, the "Auditing Party") and not more than once in each calendar year, the other Party (herein, the "Audited Party") shall permit an independent certified public accounting firm of internationally-recognized standing, selected by the Auditing Party (provided that the Auditing Party shall not without the Audited Party's prior written consent select the same public accounting firm that conducts the Auditing Party's annual financial statement audit) and reasonably acceptable to the Audited Party, at the Auditing Party's expense, to have access, with not less than thirty (30) days notice, during normal business hours, to the records of the Audited Party and its Affiliates as may be reasonably necessary to verify the accuracy of the payments hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm will be instructed to provide its audit report first to the Audited Party, and will be further instructed to redact any proprietary information of the Audited Party not relevant to verifying the accuracy of payments prior to providing that audit report to the Auditing Party. The accounting firm's audit report shall state whether the applicable report(s) is/are correct or not, and, if applicable, the specific details concerning any discrepancies. No other information shall be shared. If such accounting firm concludes that additional monies were owed by the Audited Party to the Auditing Party, the Audited Party shall have the option to invoke the arbitration proceedings of Section 17.10.2 or pay the additional monies within thirty (30) days of the date the Audited Party receives such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by the Auditing Party; provided if an error in favor of the Auditing Party of more than ten percent (10%) of

US$100,000 is discovered, then the Audited Party shall pay the reasonable fees and expenses charged by such accounting firm. Any audit reports provided hereunder shall be the Confidential Information of the Audited Party.

3.6 Withholding Taxes. All payments made under this Agreement shall be free and clear of any and all taxes, duties, levies, fees or other charges, except for withholding taxes. Where any sum due to be paid to a Party hereunder is subject to any withholding tax, the Parties shall use commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the paying Party shall deduct any withholding taxes from payment and pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to the receiving Party and secure and send to the receiving Party the best available evidence of such payment.

3.7 Payments. All payments due under this Agreement to R-Tech shall be payable in Japanese Yen, converted at the spot rate at the close of the Business Day in which each such milestone payment becomes payable. Unless specified otherwise herein or in the Unoprostone Toll Agreement, R-Tech will invoice SMR for Licensed Product upon R-Tech's delivery to SMR's carrier and payments shall be due within thirty (30) days from date of receipt of invoice. All payments under this Agreement shall be by appropriate electronic funds transfer in immediately available funds to such bank account as R-Tech shall designate. Each payment shall reference this Agreement and identify the obligation specific as to time and Net Sales or other condition incurring the payment obligation under this Agreement that the payment satisfies. If at any time legal restrictions prevent the remittance of part or all of payments owed by a Party hereunder, the Parties shall promptly negotiate in good faith the terms for repayment under lawful means or methods.

4. DEVELOPMENT

4.1 Development Plan and Committee. R-Tech and SMR shall agree to a plan for the development of Unoprostone for the Indications in the SMR Territory and R-Tech Territory so that approvals may be obtained in the most effective and expeditious manner. R-Tech and SMR shall form a joint development committee ("Joint Development Committee" or "JDC") to

plan and conduct these trials in which the Parties shall cooperate on the Development of the Unoprostone. The Parties shall mutually agree upon the format, frequency and method of making decisions for the meetings of the JDC.

4.2 Funding. SMR, in its reasonable judgment, shall fund any studies necessary for the Development including local clinical trials required under ICH IES guidelines, required beyond any global pivotal trial(s), and earlier trials performed to enable such pivotal trial(s).

4.3 Records and Reports. SMR and R-Tech shall maintain records of its Development activities in sufficient detail, in good scientific manner and otherwise in a manner that reflects all work done and results achieved in the performance of the Development. SMR and R-Tech shall retain such records for at least five (5) years after the expiration of the Term or termination of this Agreement, or for such longer period as may be required by Applicable Law or agreed to in writing by the Parties. Subject to Article 13 (Confidentiality), each Party shall provide the other Party, upon reasonable request, a copy of such records to the extent reasonably required for the performance of the requesting Party's obligations and exercise of its rights under this Agreement. The Parties shall develop standard operating procedures for the submittal of written reports of their Development activities to the JDC.

4.4 Development of Formulation. Notwithstanding any other provisions of this Agreement, R-Tech shall reserve the right to Develop and control Development of any formulation of the Licensed Products in accordance with the terms of the Unoprostone Toll Agreement except that SMR may in its reasonable judgment request R-Tech to process a certain formulation and license such formulation to SMR in accordance with the terms of the Unoprostone Toll Agreement.

4.5 Regulatory Concerns. During the Term, R-Tech shall advise SMR without undue delay of any occurrences or information arising out of R-Tech's manufacturing activities that have or could reasonably be expected to have adverse regulatory compliance and/or reporting consequences concerning the Licensed Products, including actual or threatened Regulatory Authorization withdrawals or labeling changes in the SMR Territory. During the Term, and subject to the Unoprostone Toll Agreement, R-Tech shall be responsible for handling and responding to any Regulatory Authority inspections with respect to R-Tech's manufacture of the Licensed Product. R-Tech shall provide SMR with any information reasonably requested by SMR and all information requested by any Regulatory Authority concerning any governmental

inspection related to the Licensed Products and shall allow Regulatory Authorities to conduct reasonable inspections upon the request of such Regulatory Authority.

4.6 Product Concerns. During the Term, SMR shall advise R-Tech without undue delay of any written alleged violations or deficiencies relating to the Licensed Products and the corrective action to be taken. R-Tech shall as expeditiously as practicable take any such corrective action required to comply with the provisions of this Agreement and with the Unoprostone Toll Agreement. Prior to submission of any written response submitted to any applicable Regulatory Authority, SMR shall have an opportunity to review any portion of the response regarding written alleged violations or deficiencies relating to the Licensed Products.

5. REGULATORY

5.1 DMF and CMC. Maintenance of the NDA with respect to compliance of the Licensed Products and with the Drug Master File/Chemistry, Manufacturing and Controls elements of the NDA shall remain with and be maintained by R-Tech in R-Tech Territory and with SMR in SMR Territory, at their respective expenses.

5.2 Product Labels and Inserts; Core Data Sheets. SMR shall own and be responsible for all Product Labels and Inserts for all Licensed Products in the SMR Territory, and shall own and be responsible for all Core Data Sheets for all Licensed Products in the SMR Territory.

5.3 Adverse Event Reports. SMR and its Affiliates shall be responsible for investigating Adverse Events and other required safety information associated with the Licensed Products in the SMR Territory in accordance with the requirements of the relevant Regulatory Authority. SMR shall be responsible for the collection, review, assessment, tracking and filing of information related to Adverse Events, and R-Tech will cooperate and provide or cause any Third Party to provide such information to SMR and its Affiliates with respect thereto. Prior to any Commercialization of the Licensed Products in the SMR Territory, the Parties shall enter into an agreement to initiate a process for the exchange of Adverse Event safety data in a mutually agreed format, including, but not limited to, post-marketing spontaneous reports received by a Party or its Affiliates in order to monitor the safety of the Licensed Products and to meet reporting requirements with any applicable Regulatory Authority.

5.4 Recalls and Market Withdrawals.

5.4.1 Notification. Each Party shall make every reasonable effort to notify the other Party promptly (but in no event later than forty-eight (48) hours) upon its determination that any event, incident or circumstance has occurred that may result in the need for a Recall or Market Withdrawal of the Licensed Product, in or outside of its Territory, and include in such notice the reasoning behind such determination and any supporting facts.

5.4.2 Initiation. SMR shall determine whether to voluntarily implement any Recall in SMR Territory and upon what terms and conditions the Licensed Product shall be subject to a Recall in the SMR Territory. SMR shall determine whether to voluntarily implement a Market Withdrawal in the SMR Territory and upon what terms and conditions the Licensed Product shall be subject to a Market Withdrawal or otherwise temporarily or on a limited basis withdrawn from sale in the SMR Territory. If a Recall is mandated by a Regulatory Authority, SMR shall initiate such a Recall to be in compliance with Applicable Law.

5.4.3 Responsibility. For all Recalls or Market Withdrawals undertaken pursuant to this Section 5.4, SMR and its Affiliates shall be solely responsible for the execution of such Recall or Market Withdrawals caused by SMR in the SMR Territory, and R-Tech shall reasonably cooperate in all such Recall or Market Withdrawal efforts. R-Tech shall be responsible for the costs associated with any Recall or Market Withdrawal caused by R-Tech.

5.4.4 Complaints. In the case that the same lot of the Licensed Product is supplied for the SMR Territory and R-Tech Territory, each Party shall refer any complaints that it receives concerning the Licensed Product in the other Party's Territory to the other Party within forty-eight (48) hours of its receipt of the same or earlier if required by Applicable Law; provided that all complaints concerning suspected or actual Licensed Product tampering, contamination or mix-up (e.g. wrong ingredients) shall be delivered within twenty-four (24) hours of receipt of the same. Unless otherwise required by any Applicable Law, the Parties shall not take any other action in respect of any such complaint which it receives concerning the Licensed Product in the other Party's Territory without the prior written consent of the other Party.

6. MANUFACTURING AND SUPPLY

6.1 Manufacturing and Supply by R-Tech. SMR shall exclusively engage R-Tech to manufacture (or have manufactured) and supply the Licensed Products for SMR and/or its Affiliates, sublicensees or distributors for the SMR Territory for the purpose of both the Development and the Commercialization under this Agreement, subject to and pursuant to the terms and conditions of the Toll Manufacturing Agreement to be entered into for such particular purpose between the Parties, the substance and form of which will substantially be as set forth Exhibit A.

7. COMMERCIALIZATION AND MARKETING

7.1 Efforts. SMR shall exert its commercially reasonable efforts, at its own expense and consistent with SMR resources and capabilities and commercial viability of the Licensed Products, to Promote, market, distribute and sell the Licensed Products in the SMR Territory. SMR shall market the Licensed Products in the SMR Territory and have the sole final responsibility for decisions in the SMR Territory. Unless otherwise agreed to by the parties, within ninety (90) days following receipt by SMR or its Affiliate or its sublicensee(s), if any, of a Marketing Approval of the Licensed Product in any country within the SMR Territory, SMR shall, and shall make its Affiliate and its sublicensee(s), if any, start the marketing and sales of such Licensed Product in such country with its commercially reasonable efforts, at its own expense, and to use commercially reasonable efforts to Promote, market, distribute and sell such Licensed Product consistent with accepted pharmaceutical business practice and applicable legal requirements. The Parties shall mutually agree to form a joint commercialization committee ("Joint Commercialization Committee" or "JCC") to plan and determine which Licensed Products to Promote, market, distribute and sell in the SMR Territory. The Parties shall mutually agree upon the format, frequency and method of making decisions for the meetings of the JCC.

7.2 Promotional Materials. SMR shall produce and own all Promotional Materials for the Licensed Products in the SMR Territory. In the event R-Tech prepares Promotional Materials for the Licensed Products, R-Tech shall provide them to SMR. SMR, its Affiliates and sublicensees may use such Promotional Materials, as modified appropriately and subject to the prior written approval of R-Tech, for use in the SMR Territory for the purpose of this Agreement. SMR shall permit R-Tech to use copies of the Promotional Materials, including those so modified, within R-Tech Territory.

8. INTELLECTUAL PROPERTY RIGHTS

8.1 Licensed Know-How and Licensed Patents. All the Licensed Know-How and the Licensed Patents shall remain the property of R-Tech, but exclusively licensed to SMR for the SMR Territory pursuant to the terms and conditions of this Agreement.

8.2 Joint Ownership and Filing. Notwithstanding any other provisions of this Agreement, R-Tech and SMR shall jointly own any and all data, inventions and other Intellectual Property Rights, patentable and non-patentable, resulting from the Development pursuant to this Agreement, and any and all patent applications with respect to such patentable inventions shall be filed jointly in the SMR Territory under the names of R-Tech and SMR and at both parties' equal share of expense. If inventions are discovered by a Party that would be a basis for filing for an Improvement Patent, such Party shall promptly inform the other Party of such inventions, and the Parties will cooperate with each other in the filing to assure, at a lowest reasonable cost and lowest reasonable level of effort, as will assure the widest filing globally of patents most likely to be granted with the most comprehensive claims so as to best extend and improve the commercial returns from the Licensed Product and/or Improvement Product.

8.3 Formulation. Notwithstanding any other provisions of this Agreement, any and all data, inventions and other Intellectual Property Rights, patentable and non-patentable, with respect to formulation of the Licensed Products resulting from the Development shall be solely owned by R-Tech and patent applications with respect to such patentable inventions shall be filed solely under the name of R-Tech and at R-Tech's expense.

8.4 Intellectual Property Rights Owned by R-Tech. Notwithstanding any other provisions of this Agreement, SMR shall not acquire any Intellectual Property Rights or other interests whatsoever, except for those expressly provided for herein or in another agreement, in any data, invention, confidential information or know-how (including but not limited to the Drug Master File/Chemistry) that R-Tech develops or has developed at its cost and expense as part of the manufacturing of Unoprostone in the performance of this Agreement.

9. REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. SMR and R-Tech each represents and warrants to the other, as of the Effective Date, as follows:

9.1.1 Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

9.1.2 Such Party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

9.1.3 This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with the terms hereof subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

9.1.4 The execution and delivery of this Agreement and the performance of such Party's obligations hereunder (i) does not conflict with or violate any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, and (ii) does not conflict with, violate or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

9.1.5 Neither it, nor any of its employees or agents that will be performing hereunder, has ever been or is currently, or is the subject of a proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual.

9.2 Representations and Warranties by R-Tech.

9.2.1 R-Tech represents and warrants to SMR that it has the right to grant to SMR rights and licenses within the scope set forth in this Agreement that is free and clear of any licenses, sublicenses and all encumbrances.

9.2.2 R-Tech represents and warrants that, to the best of its knowledge, with respect to all relevant patents and patent applications, trademarks and trademark applications in relation to the Licensed Patents and Product Trademarks, that all patents are valid and in good standing,

all assignments for patents and patent applications have been appropriately obtained and recorded, all inventors have been correctly and appropriately listed, no inventorship disputes exist, and there is no claim or demand of any Person pertaining to, or any proceeding which is pending or to the best of its knowledge threatened, that challenges R-Tech's interest in or the validity of, scope of , infringement of or enforceability of the Licensed Patents or the Product Trademarks or makes any adverse claim of inventorship or ownership thereof. To R-Tech's knowledge, none of the relevant patents and patent applications, trademarks and trademark applications in the Licensed Patents and the Product Trademarks is the subject of any ongoing infringement by any Third Party or any pending or, threatened adverse claim, judgment, injunction, order, decree or agreement restricting its use in connection with the Licensed Product.

9.2.3 R-Tech represents and warrants that it maintains all patent licenses (the "Third Party Patent Licenses") having been granted by Third Parties to R-Tech that materially affect SMR's rights set forth in this Agreement. All the Third Party Patent Licenses are listed in Exhibit B (Licensed Patents) to this Agreement.

9.2.4 Notwithstanding anything to the contrary contained in this Agreement, R-Tech does not warrant that SMR can successfully develop, obtain approval for the marketing of, or market the Licensed Products in the SMR Territory.

9.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE MANUFACTURE OF LICENSED PRODUCT, ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ALL WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

10. COVENANTS

10.1 Compliance with Applicable Law. Each Party shall comply, in all material respects, with Applicable Law relating to such Party's rights, duties, responsibilities and obligations set forth in this Agreement.

10.2 Debarred Entity. Each Party agrees that if, during the Term, it, or any of its employees or agents, become, or are the subject of a proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual, such Party shall notify the other Party and shall prohibit such employee or agent from performing on its behalf under this Agreement. This provision shall survive termination or expiration of this Agreement for a period of ten (10) years.

10.3 Governmental Approval, Etc. R-Tech shall obtain and maintain at R-Tech's expense during the Term all authorizations, consents and approvals, governmental or otherwise, necessary for R-Tech to grant the rights and licenses granted to SMR hereunder.

10.4 Product Trademarks. R-Tech shall be responsible for the filing, prosecution, defense and maintenance at R-Tech's expense before all trademark offices of all Product Trademarks (excluding the Alternative Trademarks for the purpose of this Section 10.4) and using commercially reasonable efforts to ensure the Product Trademarks exist in the SMR Territory during the Term. If R-Tech chooses not to prepare, file, prosecute, maintain or defend the Product Trademarks in the SMR Territory, then SMR or its Affiliates shall have the right and option to do so at its own expense. SMR shall be responsible for the filing, prosecution, defense and maintenance before all trademark offices of all Alternative Trademarks.

10.5 Third Party Patent Licenses. In the event R-Tech receives a notice that it is in breach of the Third Party Patent Licenses, it shall provide prompt written notice to SMR and take all actions at its own expense to cure such breach, including at SMR's option, allowing SMR to cure such breach if possible without impairing SMR's legal rights and remedies set forth in this Agreement.

10.6 Product Trademarks. R-Tech shall use commercially reasonable efforts to ensure Product Trademarks exist in each country in SMR Territory and are kept in good standing.

11. INDEMNIFICATION

11.1 Indemnification by SMR. SMR agrees to indemnify, defend and hold harmless R-Tech and its Affiliates and their respective employees, agents, officers, directors and permitted assigns (the "R-Tech Indemnitees") from and against any Third Party claims, judgments, expenses (including reasonable attorneys' fees), damages and awards (collectively a "Third Party

Claim") arising out of or resulting from: (a) improper storage or handling of Unoprostone or the Licensed Product by SMR or its Affiliates or sublicensees in SMR Territory including but not limited to failure to comply with CMC specifications, practices or procedures filed in support of the NDA for the Licensed Products; (b) SMR's negligence or willful misconduct in regard to its performance, or non-performance, under this Agreement including but not limited to its compliance with cGMP law and regulations and filed CMC requirements of the NDA for the Licensed Products in SMR Territory; (c) a breach of any of SMR's representations or warranties hereunder; except, in the respective events above, to the extent that such Third Party Claim arises out of or results from the gross negligence or willful misconduct of any R-Tech Indemnitee.

11.2 Indemnification by R-Tech. R-Tech agrees to indemnify, defend and hold harmless SMR and its Affiliates and their respective employees, agents, officers, directors and permitted assigns (the "SMR Indemnitees") from and against any Third Party Claim arising out of or resulting from: (a) improper storage, handling, manufacturing, formulation or contamination of Unoprostone or the Licensed Product by R-Tech or its Affiliates Agreement including but not limited to its compliance with cGMP law and regulations and filed CMC requirements of the NDA for the Licensed Products; (b) infringement of Third Party intellectual property rights by the manufacture of the Licensed Products pursuant to the terms and conditions of this Agreement or the filing and prosecution of any Licensed Patents or Licensed Know-How or any Product Trademark; (c) failure by R-Tech or any Affiliate or subcontractor of R-Tech to manufacture and supply the Licensed Product in accordance with the specifications and Applicable Law, including but not limited to its compliance with cGMP law and regulations and filed CMC requirements of the NDA for the Licensed Products; (d) any product liability claims arising from the Licensed Product; (e) R-Tech's and/or its subcontractors' negligence or willful misconduct in regard to its performance, or non-performance, under this Agreement; or (f) a breach of any of R-Tech's representations or warranties hereunder, except, in the respective events above, to the extent that such Third Party Claim arises out of or results from the gross negligence or willful misconduct of any SMR Indemnitee.

11.3 Procedures for Indemnification. The obligations of an indemnifying Party under Section 11.1 and Section 11.2 shall be governed by and contingent upon the following:

11.3.1 Notice of Claim. Each Party to be indemnified hereunder shall give the other Party prompt written notice of any Third Party Claim (an "Indemnification Claim Notice"). Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the loss claimed (to the extent that the nature and amount of such loss is known at

such time). The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any such Third Party Claim.

11.3.2 Assumption of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the indemnified Party within fourteen (14) days after the indemnifying Party's receipt of an Indemnification Claim Notice or sooner if necessary. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgement that the indemnifying Party is liable to indemnify any SMR Indemnitees or R-Tech Indemnitees (as applicable) (the "Indemnitees") in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any indemnified Party's claim for indemnification.

11.3.3 Control of the Defense. Upon the assumption of the defense of a Third Party Claim by the indemnifying Party: (a) the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party, which shall be reasonably acceptable to the indemnified Party; (b) the indemnified Party shall promptly deliver to the indemnifying Party all original notices and documents (including court papers) received by the indemnified Party in connection with the Third Party Claim; and (c) except as expressly provided in Section 11.3.4, the indemnifying Party shall not be liable to the indemnified Party for any legal expenses subsequently incurred by such indemnified Party or any Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

11.3.4 Right to Participate in the Defense. Without limiting Section 11.3.2 or Section 11.3.3, any Indemnitee shall be entitled to participate in, but not control, the defense of a Third Party Claim and to retain counsel of its choice for such purpose; provided that such retention shall be at its own expense unless, (a) the indemnifying Party has failed to assume the defense and retain counsel in accordance with Section 11.3.2 (in which case the indemnified Party shall control the defense), or (b) the interests of Indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

11.3.5 Settlement. The indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of any Third Party Claim, on such terms as the indemnifying Party, in its reasonable discretion, shall deem appropriate; provided that: (a) the sole relief provided is the payment of money damages; (b) the consent, settlement or other disposition does not, and will not, result in a finding or admission of

any negligence, intentional malfeasance, violation of any Applicable Law or any violation of the rights of any person and does not effect on any other claims that may be made against the indemnified Party; (c) the consent, settlement or other disposition does not, and will not, result in the indemnified Party's rights under this Agreement being adversely affected; and (d) the consent, settlement or other disposition does not, and will not, result in the indemnified Party becoming subject to injunctive or other relief or otherwise will adversely affect the business of the indemnified Party in any manner. With respect to all other Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim with the prior written consent of the indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by an indemnified Party that is reached without the prior written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

11.3.6 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the indemnified Party shall, and shall cause each Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the indemnified Party for any out-of-pocket expenses in connection therewith.

11.4 Insurance. Each Party shall obtain and carry in full force and effect the minimum insurance requirements set forth herein, which shall protect Indemnitees with respect to events covered by Section 11.1 and Section 11.2. Such insurance (i) shall be primary insurance with respect to each Party's own participation under this Agreement, (ii) shall be issued by a recognized insurer rated by A.M. Best "A-VII" (or its equivalent) or better, or an insurer pre-

approved in writing by the other Party, (c) shall list the other Party as an additional named insured thereunder, and (d) shall require thirty (30) days written notice to be given to the other Party prior to any cancellation, non-renewal or material change thereof. The types of insurance, and minimum limits shall be general liability insurance with a minimum limit of Three Million United States dollars (US$3,000,000) per occurrence and Ten Million United States dollars (US$10,000,000) in aggregate. General liability insurance shall include, at a minimum, professional liability, clinical trial insurance and, beginning at least thirty (30) days prior to the first commercial sale] of the Licensed Product, product liability insurance. Upon request by a Party, the other Party shall provide certificates of insurance evidencing compliance with this Section. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which such Party continues to make, to have made, to use, to offer for sale, to sell or to import a product that was the Licensed Product under this Agreement, and thereafter for a period of five (5) years. Notwithstanding the foregoing, each Party may self-insure in whole or in part the insurance requirements described above, provided such Party continues to be investment grade determined by reputable and accepted financial rating agencies.

12. LIMITATION OF LIABILITY

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN CIRCUMSTANCES OF INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS SET FORTH IN ARTICLE 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOST REVENUES, OR COST/EXPENSE OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY.

13. CONFIDENTIALITY

13.1 Confidentiality.

13.1.1 Nondisclosure Obligations. Except to the extent expressly permitted by this Agreement, at all times during the Term and for a period of ten (10) years following the expiration of the Term or termination hereof, the Party (the "Receiving Party") to which the other Party (the "Disclosing Party") disclosed the Confidential Information shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than the purpose of this Agreement, any Confidential Information of the Disclosing Party. The Receiving Party shall treat and protect the trade secret status of Confidential Information as it would its own proprietary information which in no event shall be with less than a reasonable standard of care, and take reasonable precautions to prevent the publication or unauthorized use or disclosure of Confidential Information to a Third Party, except as explicitly set forth herein, without the prior, explicit, written consent of the other Party.

13.1.2 Exceptions to Confidentiality. The Receiving Party's obligations set forth in this Agreement shall not extend to any information of a Disclosing Party or information developed in the performance of this Agreement that: (a) is or hereafter becomes part of the public domain, by public use, publication, general knowledge or the like or is made generally available in the public domain by a Third Party with right to make such publication; in each case, other than through a breach of this Agreement by the Receiving Party; (b) is received from a Third Party without restriction and with the right to disclose such information; (c) the Receiving Party can demonstrate by competent pre-existing written evidence properly maintained as a formal business record was already in its possession without any limitation on its use or disclosure prior to its receipt from the Disclosing Party; (d) the Receiving Party can demonstrate by competent written evidence properly maintained as a formal business record was independently developed by or for the Receiving Party without reference to, use of or disclosure of the Disclosing Party's Confidential Information; or (e) is released from the restrictions set forth in this Agreement by the express prior written consent of the Disclosing Party. Notwithstanding the foregoing, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

13.1.3 Authorized Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is: (a) made in response to a valid relevant unappealed or unappealable order of a court of competent jurisdiction or other Regulatory Authority or any political subdivision or regulatory body thereof of competent jurisdiction; provided that the Receiving Party shall first have, if reasonably possible, given notice to the Disclosing Party and given the Disclosing Party, at such Disclosing Party's own expense, a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or Regulatory Authority or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited only to that information which is legally required, in the opinion of legal counsel to the Receiving Party, to be disclosed in such response to such court or governmental order; (b) otherwise required by Applicable Law or the requirements of a major national securities exchange, in the opinion of legal counsel to the Receiving Party, provided that the Party disclosing such Confidential Information shall exercise its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded and if possible give the Disclosing Party a reasonable opportunity to review and comment on any such disclosure in advance thereof (but not less than seven (7) days, if possible, prior to the date of such disclosure); (c) made to an applicable Regulatory Authority as useful or required in connection with any filing, application or request for the Marketing Approval; provided that reasonable measures shall be taken to assure confidential treatment and narrowest possible use and disclosure of such information; (d) (i) reasonably necessary in filing or prosecution of patents or other intellectual and/or industrial property rights covering the manufacture, use or sale of Unoprostone or the Licensed Product(s) or (ii) reasonably necessary in defending litigation related to the Licensed Patents if such litigation relates to this Agreement, and in each case of (i) and (ii), provided that the Receiving Party, if such disclosure is non-confidential, gives reasonable advance notice to the Disclosing Party of such disclosure; and (e) to the extent necessary, and subject to subcontracting provisions set forth in this Agreement, to its Affiliates, directors, officers, employees, consultants, sublicensees of SMR or R-Tech (or bona fide potential sublicensees of SMR or R-Tech), vendors and clinicians, under written agreements of confidentiality substantially similar or at least as restrictive as those set forth in this Agreement, who have a reasonable need to know such information in connection with a Party performing its obligations or exercising its rights under this Agreement; provided, that either Party may enter into such written agreements that provide for shorter timeframes for maintaining confidentiality than those set forth in this Agreement with the written consent of the other Party.

13.2 Patient and/or Study Subject Information. The Parties shall abide (and cause their respective Affiliates to abide), and take (and cause their respective Affiliates to take) all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, by all Applicable Law concerning the confidentiality or protection of patient and/or study subject identifiable information and other protected health information, the confidentiality of Confidential Information and the patentability of any concepts, ideas, or inventions developed incident to the performance of this Agreement.

13.3 Use of Name and Disclosure of Terms. Each Party shall keep the existence of, the terms of and the transactions and the subject matter covered by this Agreement confidential and shall not disclose such information to any Third Party through a press release, publication, Promotional Material, other form of publicity or otherwise, or, except as expressly permitted in this Agreement, mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the Disclosing Party's counsel, is required by Applicable Law, rule or regulation or the requirements of a major national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by this Article and that the Disclosing Party is given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof (but not less than seven (7) days prior to the date of disclosure).

14. TERM AND TERMINATION

14.1 Term. With respect to each Licensed Product, the term (the "Term") of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Agreement, shall expire upon the later of (i) a period of ten (10) years, or (ii) the expiry of all Product Valid Claims in the SMR Territory with respect to such Licensed Product, or (iii) the loss of the Data Exclusivity with respect to such Licensed Product.

14.2 Early Termination.

14.2.1 In the event of a material breach of this Agreement by a Party (the

"Defaulting Party"), the other Party may terminate this Agreement effective immediately, with respect to any and all Licensed Product or countries within the SMR Territory at its discretion, by providing a notice thereof to the Defaulting Party (i) if such breach is not curable, or (ii) if the Defaulting Party fails to cure such breach, only if curable, within 90 days of a notice of such breach provided to the Defaulting Party.

14.2.2 In the event any Licensed Product is withdrawn from any country within the SMR Territory as required by a Regulatory Authority of such country due to any material Adverse Event, SMR may terminate this Agreement effective immediately, by giving a written notice to R-Tech, with respect to such Licensed Product and such country.

14.2.3 In the event a Party files for protection under the bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement in its entirety and effective immediately upon written notice to such Party.

14.2.4 If no Order is submitted to R-Tech by SMR, or no Clinical Study is initiated within two (2) years of the Effective Date, R-Tech may terminate this Agreement at any time by providing SMR with ten (10) days' advance notice in writing.

14.3 Consequences of Expiration of Term or Early Termination.

14.3.1 Upon expiration of the Term or upon any termination of this Agreement in its entirety by a Party pursuant to Section 14.2, (a) the licenses granted by R-Tech to SMR under this Agreement shall terminate and any and all rights and properties (including Regulatory Filings) provided to SMR hereunder shall revert to R-Tech; (b) with respect to all Clinical Studies or post approval studies for any Licensed Products being conducted as of the effective date of termination, the applicable Party shall end such Clinical Studies or post approval studies with respect to enrolled subjects in an orderly and prompt manner in accordance with Applicable Law, including any required follow up treatment with previously enrolled subjects, and all other Development, Commercialization and promotion activities under this Agreement shall promptly cease, and (c) each Party shall return, or if allowed by the other Party destroy (and soon thereafter provide to the other Party written certification evidencing such destruction), all data,

files, records and other materials in its possession or control relating to the other Party's Technology, or containing or comprising the other Party's Confidential Information.

14.3.2 Upon any termination of this Agreement with respect to a Licensed Product by a Party pursuant to Section 14.2, (a) the licenses granted by R-Tech to SMR under this Agreement shall terminate with respect to such terminated Licensed Product; (b) with respect to all Clinical Studies or post approval studies for such terminated Licensed Product being conducted as of the effective date of termination, the applicable Party shall end such Clinical Studies or post approval studies with respect to enrolled subjects in an orderly and prompt manner in accordance with Applicable Law, including any required follow up treatment with previously enrolled subjects, and all other Development, Commercialization and Promotion activities under this Agreement shall promptly cease.

14.3.3 If this Agreement terminates at the expiration of the Term but not as a result of early termination pursuant to this Agreement, the Parties shall, at R-Tech's request, negotiate in good faith the terms and conditions under which SMR may continue to Promote or co-Promote and distribute the Licensed Product, and, if both Parties fail to reach to such terms and conditions within ninety (90) days, SMR sells back to R-Tech, and R-Tech repurchases from SMR, at SMR's actual cost, remaining inventory of the Licensed Products with greater than twelve (12) months remaining shelf life.

14.3.4 In addition to any other provisions in which particularly so provided, Sections 8 and 13 hereof and other provisions of this Agreement that by their nature should survive the expiration of the Term or termination of this Agreement, and any accrued rights and remedies shall survive the expiration of the Term or termination of this Agreement.

15. GUARANTEE BY SPI

SMR shall, within five (5) business days of the Effective Date, cause SPI to guarantee the performance by SMR of the obligations hereunder in the form attached hereto as Exhibit F (SPI Guarantee).

16. SPA AGREEMENTS

16.1 <u>SPA Agreements</u>. SMR shall cause SPA to assign and transfer to SMR, and SMR shall assume from SPA any and all obligations under the Unoprostone NDA Transfer,

Patent and Know-how Licensing and Data Sharing Agreement, dated as of April 23, 2009, and the Unoprostone Exclusive Manufacturing and Supply Agreement, dated as of April 23, 2009, respectively by and between R-Tech and SPA (collectively, the "SPA Agreements"), as of the date hereof to the extent necessary to fulfill the obligations of SMR under this Agreement.

16.2 Scope of Application. SMR hereby confirms and agrees the SPA Agreements shall not apply, but this Agreement shall instead apply, with respect to any and all formulations of the Licensed Products that may be Developed at any time from the date hereof for use in the SMR Territory but not the SPA Territory.

17. GENERAL PROVISIONS

17.1 Assignment. This Agreement is personal to the Parties hereto and shall not be assignable to any Third Party by either Party without the prior written consent of the other Party; provided, however, that any Party may assign this Agreement to an Affiliate of such Party without the prior written consent, but with prior written notice. All successors and permitted assignees of a Party shall be subject to, and will be bound, by all the terms and conditions of this Agreement. Any attempted assignment made contrary to the provisions hereof will be void. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party, provided that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement.

17.2 Entire Agreement. This Agreement shall constitute the entire agreement between the Parties concerning the subject matter hereof and shall supersede any other agreements, whether oral or written, express or implied, and may not be changed or modified or revised except as specifically agreed upon by the Parties in writing. All Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement.

17.3 Further Assurance. Each Party shall perform all further acts and things and execute and deliver such further documents as may be reasonable and necessary or as the other Party may reasonably require to give effect to this Agreement.

17.4 Amendment; Waiver. This Agreement may be amended, modified, superseded or

canceled, and any of the terms of this Agreement may be waived, only by a written instrument signed by duly authorized representatives of each Party or, in the case of waiver, signed by duly authorized representatives of the Party or Parties waiving compliance. The delay or failure of any Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

17.5 No Third Party Beneficiaries. Unless otherwise set forth in this Agreement, the provisions of this Agreement are for the sole benefit of the Parties and their permitted successors and permitted assigns and none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, without limitation, any employee or creditor of either Party hereto.

17.6 Independent Contractors. The Parties are independent contractors. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities performing a contract, and nothing contained in this Agreement is to be construed or implied or deemed to create an agency, partnership, joint venture or an employee/employer relationship between the Parties. This Agreement is not, and will not be deemed to be, a partnership agreement or joint venture agreement, expressly or by implication.

17.7 Notice. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing and in English, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand with written confirmation of receipt, by telefax with written confirmation of receipt issued by other means than by automated telefax response or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified below or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed by other means than automated telefax response) or upon receipt (at the place of delivery) if sent by an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered by internationally

recognized overnight delivery service that maintains records of delivery as soon as practicable thereafter. This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to SMR: Sucampo Manufacturing & Research AG
c/o Sucampo Pharma Americas, Inc.
4520 East West Highway, Third Floor
Bethesda, MD 20817
UNITED STATES
Attention: General Counsel
Facsimile: 301-961-3440

If to R-Tech: R-Tech Ueno, Ltd.
NBF Hibiya Bldg., 10F
1-1-7 Uchisaiwaicho
Chiyoda-ku, Tokyo 100-0011
JAPAN
Attention: President
Facsimile: +81-3-3596-8011

17.8 Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties under this Agreement which is not within the reasonable control of the Party affected, not due to malfeasance, and which, with the exercise of due diligence could not have been avoided ("Force Majeure"), including, without limitation, fire, explosion, flood, earthquake, war, accident, strike, riot, terrorist attacks, civil commotion, acts of God, or the like, will not excuse such Party from the performance of its obligations or duties under this Agreement, but will suspend such performance during the continuation of such Force Majeure. The Party prevented from performing its obligations or duties because of Force Majeure shall be required to, as soon as reasonably possible, notify the other Party hereto of the occurrence and particulars of such Force Majeure and shall be required to provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure and with notice of the termination thereof. The Party so affected shall use reasonable efforts to avoid or remove such causes of nonperformance. Upon termination of Force Majeure, the obligation to perform any previously suspended obligation or duty shall promptly recommence.

17.9 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the substantive laws of New York, United States, without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The Parties hereby exclude the application of or reference to the United Nations Convention on Contracts for the International Sale of Goods from this Agreement.

17.10 Dispute Resolution.

17.10.1 Negotiation. The parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim, of any nature or kind, whether in contract, tort or otherwise, that arises out of or relates to this Agreement. No formal dispute resolution shall be used by either party unless and until the chief executive officers of each party shall have attempted to meet in person to achieve such an amicable resolution.

17.10.2 Arbitration. Any dispute, controversy or claim that arises out of or relates to this Agreement that is not resolved under Section 17.10.1 shall be settled by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC") in effect on the Effective Date. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall be Paris, France unless another location is agreed upon between the parties and arbitrators. The arbitration shall be conducted in the English language by three (3) neutral arbitrators selected by mutual agreement of the parties or, if that is not possible within thirty (30) days of the initial demand for such arbitration, by the ICC. At least one (1) arbitrator shall have professional knowledge of and experience in the regulation of and terms of trade of the ethical pharmaceutical industry. Notwithstanding any provision to the contrary in the ICC's Rules of Arbitration, the arbitrators may not award or assess punitive damages against either Party; and each party shall bear its own costs and expenses of the arbitration and shall share equally the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing Party.

17.11 Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Article 13 (Confidentiality) are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the

absence of such restrictions, and that any breach or threatened breach of any provision of Article 13 may result in irreparable injury to the other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Article 13 by a Party, the other Party may be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. Nothing in this Section is intended, or shall be construed, to limit the Parties' rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

17.12 License Survival During Bankruptcy. All rights and licenses granted under or pursuant to any Section of this Agreement are and shall otherwise be deemed to be "intellectual property" as that term is defined in Section 101(56) of Title 11, United States Code (the "Bankruptcy Code") or in other corresponding definitions under corresponding foreign bankruptcy codes under other Applicable Law in other country(ies) in the SMR Territory. Upon and after any insolvency event involving any Party, the other Party shall retain and may fully exercise all of its respective rights and elections under the applicable insolvency law, including, without limitation, rights and elections under Section 365(n) of the Bankruptcy Code or in other corresponding sections under corresponding foreign bankruptcy codes under other Applicable Law in other country(ies) in the SMR Territory to the extent applicable. Furthermore, upon and after any insolvency event involving any Party, the other Party shall be entitled to (i) a complete duplicate of, or complete access to, any such intellectual property, and such intellectual property, if not already in its possession, shall be promptly delivered to the non-insolvent Party, unless the insolvent Party elects to continue, and continues, to perform all of its obligations under this Agreement, and (ii) elect to refrain from treating this Agreement as terminated with respect to the intellectual property rights granted to it under this Agreement and instead retain its rights to such intellectual property, as such rights existed immediately before the insolvency event and without interference, for the duration of the term of this Agreement.

17.13 Severability. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms, provisions or conditions or parts thereof of this Agreement, or the application hereof to any circumstances, to be illegal, invalid or to be unenforceable in a final non-appealable order, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by

its severance herefrom, in each case provided that the basic purpose and structure of this Agreement is not altered.

17.14 Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The term "including" as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (ii) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

17.15 Headings; References. Article and Section headings are inserted for convenience of reference only and do not form a part of this Agreement. Unless otherwise specified, (i) references in this Agreement to any Article, Section or Exhibit shall mean references to such Article, Section or Exhibit of this Agreement, (ii) references in any section to any clause are references to such clause of such section, and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or as amended if expressly stated in this Agreement.

17.16 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective attorneys and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

17.17 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original and both of which, taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate counterparts by their duly authorized representatives, each fully executed copy hereof to be deemed as original, as of the Effective Date.

R-Tech Ueno, Ltd.	Sucampo Manufacturing & Research AG
By: ______________________	By: [signature]
Name: Yukihiko Mashima	Name: James J. Egan
Title: President	Title: COO, SPI on behalf of SMR

Exhibit A	Unoprostone Toll Manufacturing Agreement
Exhibit B	Licensed Patents
Exhibit C	Licensed Know-How
Exhibit D	Product Trademarks
Exhibit E	Unoprostone
Exhibit F	SPI Guarantee

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate counterparts by their duly authorized representatives, each fully executed copy hereof to be deemed as original, as of the Effective Date.

R-Tech Ueno, Ltd.	Sucampo Manufacturing & Research AG
By: *Y. Mashima*	By: *James J. Egan*
Name: Yukihiko Mashima	Name: James J. Egan
Title: President	Title: COO, SPI on behalf of SMR

Exhibit A	Unoprostone Toll Manufacturing Agreement
Exhibit B	Licensed Patents
Exhibit C	Licensed Know-How
Exhibit D	Product Trademarks
Exhibit E	Unoprostone
Exhibit F	SPI Guarantee

Version 3/9/11

TOLL MANUFACTURING AGREEMENT

by and between

SUCAMPO MANUFACTURING & RESEARCH, AG

and

R-TECH UENO, LTD

Effective as of

_____________, 20___

Table of Contents

TOLL MANUFACTURING AGREEMENT

This **TOLL MANUFACTURING AGREEMENT** (together, with the exhibits, the "Agreement") dated as _____, 2011 ("Effective Date") is made between **SUCAMPO MANUFACTURING & RESEARCH, AG**, a Swiss company (hereinafter "**SMR**") and **R-TECH UENO, LTD**., a Japanese company (hereinafter "**RTU**"). SMR and RTU hereinafter collectively referred to as "**Parties** ".

W I T N E S S E T H:

WHEREAS, SMR is or intends to be engaged in the development, marketing, distribution and sale of the Products (as defined below) pursuant to the terms and conditions set forth in the Unoprostone License Agreement (as defined below);

WHEREAS, SMR, for the purpose of its manufacture of the Products pursuant to the Unoprostone License Agreement, intends to use its employees in Switzerland to engage in various aspects of the manufacture of the Products as well as direct and control the manufacturing of the Products by RTU at its facility in Japan;

WHEREAS, RTU is engaged in the development, formulation, testing, manufacture and distribution of pharmaceutical products and manufactures the Products in Japan;

WHEREAS, SMR and RTU are affiliated companies through the majority ownership of the founders of Sucampo Pharmaceuticals, Inc., the parent of SMR, and RTU; and

WHEREAS, SMR desires RTU to toll manufacture the Products for SMR, and RTU desires to do so, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which each Party acknowledges, the Parties, intending to be legally bound, agree as follows:

I. DEFINITIONS

"Act" means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder.

"Affiliate" means any corporation or other business entity that, directly or indirectly, is controlled by or is under common control with another corporation or business entity. For this purpose, "control" shall be deemed to mean ownership of fifty percent (50%) or more of the stock or other equity of such entity.

"API" means the "Active Pharmaceutical Ingredient" or the active compound present in a particular Product.

"cGMPs" means the current good manufacturing practices for finished pharmaceuticals as set forth in 21 C.F.R. 210, 211, and 10, as hereafter amended, applicable to the manufacture of

the Products and specified by FDA and EMEA, and similar European regulatory authorities, as applicable.

"Components" means the raw material, excipients and any other in-process material caused to be furnished by SMR necessary to formulate or make the Products (excluding, for the avoidance of doubt, API and utilities, but including all packaging materials).

"Confidential Information" means any non-public information, whether oral, written, visual or otherwise, disclosed, either directly or indirectly, by one Party or any of its Affiliates or to the other Party, including requests for proposals, requests for information, project plans, analysis, research, price lists, product lists, Product Information, technical information, processes, methods, ideas, business plans and strategies, forecasts, employee and vendor information, except any portion thereof which (a) at the time of disclosure, is public knowledge; (b) after disclosure, becomes public knowledge by publication or otherwise, except by breach of this Agreement by the recipient; (c) the recipient can demonstrate by its written records was in the recipient's possession at the time of such disclosure, and which was not acquired, directly or indirectly, from the disclosing Party or any of its Affiliates; (d) is lawfully disclosed to the recipient on a non-confidential basis by a third party who is not obligated to the disclosing Party or any other third party to retain such Confidential Information in confidence; or results from research and development by the recipient independent of such disclosure as shown by competent evidence.

"Defect" means in respect of Products, failure to conform to the applicable Specifications or failure to meet the agreed quality as set forth in the Quality Agreement or, if applicable, in a separate quality agreement.

"Delivering Schedule" shall mean the quantity of Product and anticipated delivery date set forth in the Purchase Order furnished by SMR and delivered to RTU as set forth in Section 2.3.

"Effective Date" shall mean the date stated in the first paragraph of this Agreement applicable to a particular product.

"EMEA" means the European Agency for the Evaluation of Medicinal Products.

"Finished Product" means Product that has been formulated, compounded, filled into containers, labeled and placed in final commercial packaging over which SMR had exercised oversight, direction, management and control.

"FDA" means the U.S. Food and Drug Administration, or any successor entity thereto.

"Forecasted Needs" means SMR's estimate of Products to be ordered from RTU for each of the twelve (12) months following the month in which such estimate is provided.

"Governmental Entity" means any (a) government; (b) court, arbitral or other tribunal or governmental or quasi-governmental authority of any nature (including any governmental agency, political subdivision, instrumentality, branch, department, official or entity); or (c) body

exercising, or entitled to exercise, any administrative, executive, judicial or legislative, police, regulatory, or taxing authority or power of any nature pertaining to government.

"Intellectual Property" means, in addition to the definition of the Intellectual Property Rights in the Unoprostone License Agreement, Trademarks, trade dress, copyrights, Know-How, Patents, Confidential Information and other intellectual property rights related to the Products over which SMR exercises oversight, direction, management or control.

"Know-How" means, in addition to the definition in the Unoprostone License Agreement, as the term is defined in the Sucampo Agreements over which SMR exercises oversight, direction, management or control.

"Label", "Labeled", or "Labeling" means (a) all labels and other written, printed or graphic matter placed upon any Product or any container, (b) any wrapper utilized with Product, or (iii) any written material accompanying Product.

"Law" means any law (including the Act), statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental Entity.

"Manufacturing Fee" means the fee paid by SMR to RTU for services required to manufacture and package Products in accordance with cGMPs. The Manufacturing Fee shall be quoted in single final Product unit increments (*i.e.*, by the bottle or tube) determined in accordance with Section __ below.

"Material Safety Data Sheet" or "MSDS" means written or printed material concerning a hazardous chemical which is prepared in accordance with the regulations promulgated by the U.S. Occupational Safety and Health Administration, or any successor entity thereto.

"Packaging" means all primary containers, cartons, shipping cases, inserts or any other like material used in packaging or accompanying a Product.

"Patents" means the term as defined in the Sucampo Agreements.

"Pharmaceutical Quality Agreement" means the Pharmaceutical Quality Agreement, dated on or around the Effective Date and attached hereto as Schedule __.

"Products" means the products listed on Schedule A.

"Quality Agreement" means the form of quality assurance/quality control agreement, as amended, entered into by SMR and RTU and attached as Appendix C.

"Regulatory Authority" means any national, supra-national, regional, federal, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity regulating or otherwise exercising authority over the distribution, importation, exportation, manufacture, use, storage, transport, clinical testing of the Products.

"RTU's SOPs" means RTU's step-by-step standard operating procedures for manufacturing the Products and discharging its other obligations under this Agreement, all in compliance with Law and cGMPs.

"Similar Product" means, with respect to any Product, a product intended to be substitutable for such Product that (a) contains substantially similar ingredients in substantially similar quantities, and (b) is indicated for substantially similar purposes.

"Standard Cost" means RTU's average actual cost of raw materials *plus* incoming freight *plus* yield loss adjustment.

"Specifications" means, with respect to any Product (a) raw material specifications (including chemical, microbiology and packaging specifications), (b) sampling requirements (*i.e.*, lab, chemical and microbiology), (c) compounding module, including compounding process and major equipment, (d) intermediate specifications, (e) packaging module (including packaging procedures, torque and fill weights), and (f) finished Product specifications release criteria including RTU's Acceptable Quality Limits. Specifications shall be established by SMR or amended from time to time through the collaboration of SMR and RTU through the written agreement of the parties by way of a written Product or Process Change Request ("PCR") in accordance with Section __.

"Sucampo Agreements" means the following agreements: Unoprostone NDA Transfer, Patent and Know-how Licensing, and Data Sharing Agreement dated April 23, 2009, Unoprostone Exclusive Manufacturing and Supply Agreement dated April 23, 2009, and Technology Assignment and License Agreement dated February 2009.

"Trademarks" means the term as defined in the Sucampo Agreements.

"Unoprostone License Agreement" means the Exclusive License for Development and Commercialization of Unoprostone, dated as of March 22th, 2011, by and between RTU and SMR."Validation Batch" means those batches of product necessary for process validation as set forth in the Guideline on General Principles of Process Validation, May 1987, as amended.

II. PRODUCT MANUFACTURE AND SUPPLY

2.1 Grant of License

To the extent RTU has not already done so, promptly after the date of this Agreement, RTU shall make available to SMR the Intellectual Property not previously made available to SMR, and which RTU determines is necessary for SMR to perform its obligations hereunder or which SMR reasonably requests for such purpose. Likewise, to the extent SMR has not already done so, promptly after the date of this Agreement, SMR shall make available to RTU the Intellectual Property not previously made available to RTU, and which SMR determines is necessary for RTU to perform its obligations hereunder or which RTU reasonably requests for such purpose. All Intellectual Property previously made available by RTU to SMR, and vice versa, shall be deemed to have been done pursuant to the terms of this Agreement. The Parties acknowledge and agree that the Intellectual Property made available by RTU and/or SMR in accordance with this Section 2.1, if any, belongs to the respective party furnishing the

Intellectual Property and shall continue to belong to such party during and after the Term of this Agreement. Notwithstanding the foregoing, SMR shall at all times retain general oversight and control regarding the use of the Intellectual Property as it pertains to the manufacture and distribution of the Products.

2.2 Manufacture

Subject to the terms and conditions of this Agreement, RTU agrees to toll manufacture at its facility in Japan 100% of SMR's requirements for the Product to SMR on the terms and conditions set forth herein. RTU shall manufacture Products in accordance with the Specifications established by SMR, Law, cGMPs and this Agreement in sufficient quantity to meet the Delivery Schedule and in sufficient quantity to meet SMR's forecasted needs for the Term of this Agreement.

2.3 API and Components.

(a) SMR will supply or cause RTU to procure, at its expense and in a timely manner, API and Components which meet the its applicable Specifications. Such API and Components shall remain SMR's property also during the time of storage by RTU in its warehouse. SMR shall provide the API and components thirty (30) days prior to scheduled use in production by RTU. All SMR applied materials shall be shipped Delivery Duty Paid (within the meaning of International Commercial Terms) to RTU's facility along with Certificates of Analysis and MSDS sheets relating to the same.

(b) RTU shall store, without charge, all API and Components purchased by SMR and delivered to RTU for use in toll manufacturing under this Agreement in RTU's warehouse segregated from all other materials. Following receipt of the API and Components from SMR at RTU's facility, RTU shall assume responsibility for the safekeeping and for safe handling, and shall reimburse SMR for the replacement cost of any API and Components that are lost, contaminated or destroyed while in RTU's possession due to RTU's negligence or willful misconduct. Legal title to all API and Components in storage at RTU will remain with SMR.

(c) RTU will store the Products safely in its warehouse and keep them ready so that SMR or its agent can pick them up during normal working hours for shipment. SMR remains the owner of the API and Components prior to use in manufacturing. Ownership in the Products shall pass to SMR after the Products have been delivered pursuant to Section ___ below. SMR shall be allowed to physically access the warehouse at any time to take custody or inventory of the Products, subject to SMR providing prior notification to RTU, which notification can be given by any reasonable means. SMR must follow all RTU policies and procedures while at the warehouse, except where they conflict with SMR's right to possession of the Products. SMR agrees to indemnify RTU for any damage caused by such access.

2.4 Forecasted Needs and Purchase Orders

(a) Upon the execution of this Agreement, and at the end of each month during the Term hereof, RTU shall provide to SMR a forecast of the manufacturing costs and

capacity of the plant and SMR shall provide RTU with specific data as to its Forecasted Needs. It is understood that the forecast of the costs and capacities by RTU will allow SMR to provide RTU with advice and direction with respect to the manufacturing of the Products and its Forecasted Needs. It is understood and agreed that with respect to all Forecasted Needs issued by SMR pursuant to the terms hereof, the forecast for the first three (3) months thereof shall constitute a firm order for Products, regardless of receipt of SMR's actual purchase order. RTU may produce Product up to thirty (30) days prior to the requested delivery date in order to accommodate fluctuations in production demands.

(b) Products shall be ordered by SMR by the issuance of separate, pre-numbered purchase orders in increments of full batches. Purchase orders shall designate the Products to be shipped, the quantities of each Product, ship and delivery dates (the "**Delivery Schedule**") and destinations. Any terms proposed by RTU in any purchase order acknowledgement or confirmation that vary from, conflict with or add materially to the terms of this Agreement are hereby rejected by SMR, and the terms of this Agreement and the Purchase Orders shall govern. Should there be a conflict between this Agreement and any Purchase Order, the terms of the Purchase Order shall govern.

(c) SMR shall issue written purchase orders for Products to RTU at least ninety (90) days prior to the requested delivery dates if the requirements are at or below one hundred twenty-five percent (125%) of the applicable Forecasted Needs, and at least one hundred twenty (120) days prior to the requested delivery dates if the requirements exceed the Forecasted Needs by more than one hundred twenty-five (125%).

2.5 Manufacturing Fees

(a) The Manufacturing Fees to be paid by SMR to RTU shall be listed on Schedule A, as amended from time to time upon agreement in writing by SMR and RTU. The Manufacturing Fee shall include fees for services for inspection of incoming materials, compounding of bulk, packaging Product, testing Product, accredited validation of the testing, making Product ready for shipment and Product documentation (*i.e.*, a copy of the Certificate of Analysis, Accelerated Stability Summary, Real Time Stability Summary, Certificate of Compliance, Stability Protocol, Method Validation, Deviations or Out-of-Specification (OOS), including Corrective and Preventative Action (CAPA), Batch Record Review, MSDS, all other documentation required by the FDA or cGMPs), and completion of all Stability Testing required by cGMPs or by Law, including testing required after termination of this Agreement or the production of any Product. The Manufacturing Fee shall also include, without limitation, any research & development support, package engineering studies, validation support, FDA or other Regulatory Authority audit support, extensive reporting requirements, or additional laboratory testing performed by an outside testing laboratory or testing beyond that required in the Specifications. In addition, the Manufacturing Fee includes warehousing or distribution of finished Product. All the services provided by RTU are subject to the oversight and control of SMR.

(b) The initial Manufacturing Fees to be paid by SMR to RTU are listed in Schedule A. The parties hereto agree that the Manufacturing Fees set out in Schedule A shall be

re-negotiated, in good faith, at the beginning of each calendar year. In addition, Manufacturing Fees are based on annual volumes for Products. RTU reserves the right to re-evaluate Manufacturing Fees at the beginning of the second year of the Agreement (and each year thereafter) in the event that actual volumes differ from those forecasted by more than ten percent (10%). If the parties are unable to agree on a re-negotiated price at least thirty (30) days prior to the start of a new twelve (12) month period, then this Agreement, effective the first day of January of the new twelve (12) month period, shall continue in force with prices being adjusted to reflect the change in the most recently published monthly "Producer Price Index for the Pharmaceutical Sector", issued by the Bureau of Labor Statistics, US Department of Labor ("PPI"), or comparable successor index, during the preceding twelve (12) month period until such time as to when price negotiation can be completed. Prices for new Products or new Product sizes, not initially included in Schedule A, shall be negotiated and RTU and SMR shall arrive at a mutually agreed prices at the time said new Products or new product sizes are added to Schedule A. If a negotiated price cannot be agreed upon, final pricing for any of the above will be in accordance with paragraph 13.6 (b) below. Provided however, the Manufacturing Fee charged by RTU for the toll manufacture of the Product shall not exceed the lowest manufacturing fees charged by RTU to any other customer for the Product or similar Product.

2.6 Invoices; Payment

Payment for all deliveries of Product and services shall be made in U.S. dollars, net thirty (30) days. Invoices shall be dated as of the date the Product is shipped from RTU or placed in storage pursuant to Section 3.1. Total invoice shall be equal to the quantity of Product shipped *multiplied by* the Total Price per unit listed on Schedule A effective on the date of Product is shipped.

2.7 Packaging and Labeling

SMR shall provide RTU with Specifications (including art proofs) for Packaging and Labeling, and RTU shall purchase, at the expense of RTU, Packaging and Labeling in accordance with the Specifications. SMR is responsible for the Finished Product and for the shipment of the Finished Product as noted below in Section 3.1.

2.8 New Product Sizes

Prices for new Product sizes, not initially included in Schedule A, shall be negotiated in good faith by SMR and RTU. If a negotiated price cannot be agreed upon within thirty (30) days, SMR shall be permitted to retain another manufacturer to manufacture such Product.

III. SHIPMENT AND RISK OF LOSS

3.1 Shipment/Delivery Terms

Shipment of Product shall be in accordance with SMR instructions. Delivered Duty Paid (within the meaning of International Commercial Terms [Incoterms]) SMR's facility plant, ____________________ [*city*], ____________________ [*state*], freight collect. At SMR's request, RTU will hold Product in RTU's warehouse for a commercially reasonable fee not greater than

the lowest fee charged by RTU to any other customer for storage of products of similar size and bulk. If SMR requests RTU to make small shipments of Product, material, or other items on SMR's behalf, SMR agrees to reimburse RTU for any reasonable shipping charge incurred within thirty (30) days of invoice.

3.2 Claims

The weights, tares and tests affixed by RTU's invoice shall govern unless established to be incorrect. Claims relating to quantity, weight and loss or damage to any shipment of Product sold under this Agreement shall be waived by SMR unless made within sixty (60) days of receipt of Product by SMR or SMR's designee.

3.3 Failure to Supply

RTU shall notify SMR immediately if RTU is unable to supply the quantity of Product ordered by SMR in accordance with the Client Delivery Schedule, stating in such notice the reason for such inability and its reasonable estimate of the amount of Product that it will be able to supply and the anticipated schedule for delivery of such Product. SMR's receipt and acknowledgement of such notice shall not be deemed as a waiver by SMR of rights SMR may have under this Agreement.

Provided that a late delivery is not due to SMR's breach of its obligations or duties pursuant to this Agreement, if RTU fails to deliver the Products in accordance with the Delivery Schedule or otherwise agreed between the Parties in writing, SMR is allowed to invoice RTU for the following amounts of the Standard Price for the Products that have not been delivered on time at the end of the calendar year in which the Products should have been delivered: 1-2 weeks delay 5%; 2-4 weeks delay: 10%; 4-8 weeks delay: 15%; more than 8 weeks delay: 20% ("Late Fee").¼

IV. TERM AND TERMINATION

4.1 Term

Except as set forth in 4.2 and 4.3 below, this Agreement shall commence on the Effective Date and shall continue for an initial term no charge of three (3) years and thereafter shall automatically renew for additional two (2) years term unless either Party provides written notice to the other Party at least one hundred eighty (180) days prior to the expiration of the then current term.

4.2 Termination for Convenience

This Agreement may be terminated for convenience at any time by SMR by providing RTU at least ninety (90) days prior written notice.

4.3 Termination for Breach or Unfavorable Tax Treatment

This Agreement may be terminated at any time by either Party upon the occurrence of either of the following events:

(a) Breach of this Agreement (including but not limited to breach of the Pharmaceutical Quality Agreement) that is not cured within fifteen (15) days of notice of breach by either Party if the other Party (i) declares itself insolvent or is adjudged by a court of competent jurisdiction to be insolvent, (ii) makes or attempts to make an assignment for the benefit of creditors, (iii) dissolves, liquidates or enters into receivership, (iv) becomes the subject of voluntary or involuntary bankruptcy proceedings, and such proceedings are not dismissed within sixty (60) days, or if this Agreement or the rights hereunder are conveyed out of bankruptcy, or (vi) the parties are unable to obtain a favorable tax ruling on the transaction as structured. [Parties to discuss a tax ruling].

(b) This Agreement may be terminated by either party if the parties are unable to obtain a favorable tax ruling on the structure of the transactions. Furthermore, SMR shall indemnify RTU from and against any increase in its tax burden, including tax penalties or interest thereon, incurred by RTU as a result of entering into, or performing its obligations under, this Agreement in excess of RTU's tax burden for selling the Product or Similar Products under the current arrangement with Sucampo Pharma Americas, Inc., a subsidiary of Sucampo Pharmaceuticals, Inc. [Discuss a letter ruling]

Termination shall be in addition to any other rights and remedies a non-defaulting Party may have at law or in equity.

4.4 Payment upon Termination

In the event of the termination of this Agreement for any reason other than RTU's breach hereof, and without prejudice to any other rights and remedies available to RTU hereunder or at law or in equity, (a) RTU shall manufacture for SMR all Products for which RTU has open purchase orders from SMR as of the date of notice of termination, and SMR shall make payments hereunder for such Products manufactured by RTU, and (b) SMR shall reimburse RTU at Standard Cost for any raw materials ordered specifically for the manufacture of Products based on the Delivery Schedule and for which RTU can find no reasonable alternative use (but only if such orders are non-cancelable and non-refundable by the supplier thereof. Within thirty (30) days of such termination, RTU shall furnish SMR with a statement of all items to be reimbursed pursuant to this Section 4.4 and shall ship at SMR's direction and expense any such raw materials for which RTU seeks reimbursement. SMR shall pay such invoices within thirty (30) days.

V. <u>REGULATORY COMPLIANCE; Pharmaceutical Quality Agreement</u>

5.1 Certificates of Analysis

Pursuant to the Pharmaceutical Quality Agreement, RTU shall send one (1) Certificate of Analysis to SMR at least three (3) business days prior to the time of shipment of such Product to SMR.

5.2 Pharmaceutical Quality Agreement

RTU and SMR shall comply with their respective obligations set forth in the Pharmaceutical Quality Agreement (which is incorporated by reference herein). In the

event of a conflict between this Agreement and the Pharmaceutical Quality Agreement, the terms of the Pharmaceutical Quality Agreement control.

5.3 Materials Testing

The cost of all analyses and evaluations of raw materials and packaging supplies required by the Pharmaceutical Quality Agreement shall be borne by RTU, except as otherwise provided in this Agreement. RTU agrees to maintain and, if necessary, make available records of all such analyses and evaluations.

5.4 Material Safety Data Sheets

Prior to RTU's use of any raw materials to be used in connection with this Agreement, RTU shall obtain a MSDS for each raw material. Any raw materials or Products requiring disposal or destruction shall be presumed to be a regulated or hazardous substance unless otherwise indicated in the MSDS.

5.5 FDA Inspection

The Parties agree that any validation work outside the Validation Batches or additional testing of the Product required by any Governmental Entity will be performed by RTU pursuant to a written Project Protocol Agreement establishing methodology and pricing for such services. Such validation work and testing of the Product is subject to the oversight and control of SMR. If additional validation studies or additional testing is required by any Governmental Entity to continue to manufacture any Product and RTU and SMR cannot reach an agreement on a written Project Protocol, SMR will be under no obligation to continue purchasing such Product from RTU.

5.6 Regulatory Filings

SMR agrees to provide RTU with copies of all sections of NDAs, ANDAs, 510(k)'s or other regulatory filings directly or indirectly applicable to the Products, and copies of any changes in or updates of the same as may occur from time to time.

RTU shall advise SMR if an authorized agent of the FDA or other governmental agency visits RTU's manufacturing facility and requests or requires information or changes which directly pertain to the Products. FDA audit time specific to Products will be billed to SMR from RTU at the then-prevailing QA hourly rate.

VI. <u>WARRANTIES</u>

6.1 Conformity with Specifications

RTU represents and warrants that all Products shall conform to the Specifications (or to exceptions thereto approved in writing by SMR prior to the time shipment).

6.2 Compliance of Specifications, Packaging and Labeling with Law

SMR hereby represents that all Packaging and Labeling copy and artwork approved, designated or supplied by SMR shall be in compliance with Law and cGMPs. SMR represents and warrants that SMR exclusively owns or holds a valid and exclusive license to use all of the intellectual property, if any, contained in or on the Packaging and Labeling that it provides to RTU to manufacture, package and label Products. SMR further represents and warrants that SMR has full power and authority to grant to RTU the right to use such copy and artwork in accordance with this Agreement. SMR represents and warrants that all Packaging and Labeling content included in or on the Packaging and Labeling shall at all times be complete and accurate and shall comply with Law. RTU shall apply all serialized and uniquely identified labels to all Products, cartons and pallets in accordance with Law and as instructed by SMR in writing. RTU shall adhere to the shipping carton label barcode standard set forth on Schedule C.

6.3 Disclaimer

MANUFACTURER AND COMPANY MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCT, LABELING OR PACKAGING. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

VII. REJECTED PRODUCTS; PRODUCT RECALLS

7.1 Rejected Products

(a) Rejection of Product by SMR

SMR may reject any Product which fails to meet the Specifications or were not manufactured in accordance with the cGMPs ("Rejected Product"). For defects that are readily discernable, SMR shall, within sixty (60) days after its receipt of any shipment of Product, notify RTU in writing of any claim relating to the Rejected Product. SMR shall notify RTU within ten (10) days of SMR discovery of any defect that is not readily discernable. Such notice shall specify the reason why the Product was rejected. SMR and RTU shall each have the right to inspect or test any Rejected Product. Notwithstanding the foregoing and the other provisions in this Section 7.1, in the event that SMR determines that an accepted Product had a previously undetected defect (including a failure to meet the Specifications or the manufacturing of such Product was not in accordance with cGMPs), SMR shall be permitted to pursue its rights under the remainder of this Section 7.1 and any other remedy SMR may have at law or in equity.

(b) Replacement of Rejected Product

As to any Rejected Product, RTU shall replace such Rejected Product promptly after all materials are available to RTU. If requested, RTU shall make arrangements with SMR for the return or disposal of Rejected Product.

(c) Responsibility for Costs

In the event that any Validation Batches or any of initial three (3) registration batches intended for shipment to customers fail to meet Specifications due to SMR supplied information, formulations or materials, SMR shall bear all costs directly related to the Rejected Product, including the Manufacturing Fee and cost of destruction. In the event that any Validation Batches or any of initial three (3) registration batches intended for shipment to customers fail to meet Specifications due to RTU's negligence or error or were not manufactured in accordance cGMPs produced by RTU, RTU shall bear all costs directly related to Rejected Product, including cost of destruction. Thereafter, in the event a Rejected Product is due to the failure of RTU, RTU shall bear all costs directly related to the Rejected Product, including Manufacturing Fee and cost of destruction of Rejected Product. To the extent such failure of RTU is due to SMR supplied information, formulations or materials, SMR shall bear all costs directly related to the Rejected Product, including cost of destruction. In all other circumstances, SMR shall bear all material costs related to the Rejected Product and the cost of destruction of Rejected Product, and RTU shall bear all Manufacturing Fees related to the Rejected Product. Destruction of Rejected Product shall be in accordance with Law. The Party conducting the destruction shall also provide to the other Party all manifests and other applicable evidence of proper destruction as may be required in accordance with Law.

(d) Resolution of Conflict

In the event of a conflict between the test results of RTU and the test results of SMR with respect to any shipment of Product, a sample of such Product's batch shall be submitted by RTU to an independent laboratory acceptable to both Parties for testing against the Specifications developed by SMR employees utilizing the methods set out in the Specifications as provided by SMR. The fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such laboratory's findings are made. If results from the independent laboratory are inconclusive, final resolution will be settled in accordance with Section 13.5(b).

7.2 Product Recalls

As provided in Section 6.4 of the Pharmaceutical Quality Agreement, each Party shall keep the other Party promptly and fully informed of any notification or other information whether received directly or indirectly which might affect the marketability, safety or effectiveness of Products. In the event (a) any Governmental Entity issues a request, directive or order that Product be recalled or (b) SMR reasonably determines after consultation with RTU that the Product should be recalled, the Parties shall take all appropriate corrective actions reasonably requested by such Governmental Entity or the other Party. In the event that such recall is caused by a breach of this Agreement (including the Pharmaceutical Quality Agreement) by RTU, RTU shall be responsible for the expenses of the recall. In the event the recall is not caused by a breach of this Agreement (including the Pharmaceutical Quality Agreement) by RTU, SMR shall be responsible for all expenses of the recall. For the purposes of this Agreement, the expenses of the recall shall include: (i) the expenses of notification to SMR's physicians, consumers and other parties affected by the recall, (ii) the destruction or return of the recalled Product, (iii) the cost of the recalled Product, (iv) the costs of manufacturing and shipping replacement Product to SMR's physicians, consumers and other parties affected by the

recall, and (v) any other costs that the retailers and wholesalers of the recalled Product charge SMR in connection with the recall.

VIII. FORCE MAJEURE

8.1 Force Majeure

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, which may include fire, floods, embargos, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God, compliance with any court order or regulation of any Governmental Entity acting with color of right or by any other cause beyond the reasonable control of the Parties, whether or not foreseeable.

IX. CHANGES TO PROCESS OR PRODUCT

9.1 Changes by SMR

Subject to the provisions of Section 1.2 of the Pharmaceutical Quality Agreement, any change reasonably requested by SMR (a) shall be incorporated within the manufacturing documents and Specifications by way of a written Process or PCR, subject to consent by RTU, which shall not be unreasonably withheld or delayed, (b) the Parties shall, if necessary, negotiate a commercially reasonable adjusted price for such Product conducted in good faith, and (c) SMR shall pay RTU for the costs associated with such change including any additional development work required, charged at RTU's then-prevailing research and development hourly rates in accordance with Section 11. It is understood that SMR, through its employees, will develop and provide the Specifications and any changes to the Specifications. If a negotiated price is not agreed within thirty (30) days of a request to change the Product or Process, SMR shall be permitted to retain another manufacturer to manufacture such Product.

9.2 Changes by RTU

Subject to the provisions of Section 1.2 of the Pharmaceutical Quality Agreement, the Parties agree that any changes developed by RTU to be incorporated into the Product shall require the written approval of SMR by way of a PCR prior to such incorporation. SMR will oversee and control such changes. At the time of such incorporation, such changes shall become part of the Specifications and Master Batch Records. Any new pricing for such changed Product shall be negotiated in accordance with Section 9.1.

9.3 Changes by Regulatory Authorities

The Parties agree that any changes required by Governmental Entity shall be incorporated into the Product or Process shall require the written approval of SMR and RTU by way of a PCR prior to such incorporation. At the time of such

incorporation, such changes shall become part of the Specifications and Master Batch Records. Any new pricing for such changed Product shall be negotiated in accordance with Section 9.1.

9.4 Obsolete Inventory

Any inventory (including raw materials, work-in-process and finished Product) rendered obsolete as a result of a Product changed pursuant to this Section 9 shall be shipped and reimbursed in accordance with Section 4.4.

X. CONFIDENTIALITY; INTELLECTUAL PROPERTY; NON-SOLICITATION

10.1 Confidentiality

(a) Obligations of Confidentiality

All Confidential Information furnished by one Party to the other Party, both orally or in tangible format, during the term of this Agreement shall be kept confidential by the receiving Party, shall not be used by the receiving Party except for purposes authorized by this Agreement, and shall not be disclosed to any person or firm, unless previously authorized in writing to do so, all for a period of not less than five (5) years following the date of disclosure. Trade Secrets of a party shall not be disclosed or used by the other Party until the information is no longer a Trade Secret under applicable law. The receiving Party may, however, disclose the same to its responsible officers and employees who require such information for the purposes contemplated by this Agreement, provided that such officers and employees are subject to comparable obligations of confidentiality.

(b) Exceptions

Any other provisions hereof to the contrary notwithstanding, the confidentiality and non-use obligations herein assumed shall not apply to any information which:

(i) is at the time of disclosure or thereafter becomes a part of the public domain through no fault of the receiving Party;

(ii) was otherwise in the receiving Party's lawful possession prior to disclosure as shown by its written record;

(iii) is thereafter disclosed to the receiving Party by a third party not in violation of an obligation of confidentiality to the disclosing Party relative to such information;

(iv) is by mutual agreement of the Parties released from a confidential status; or

(v) is required to be disclosed by any Governmental Entity pursuant to regulatory or legal requirements.

10.2 Intellectual Property

(a) Trademarks and Trade Names

Each Party hereby acknowledges that it does not have, and shall not acquire, any interest in any of the other Party's trademarks or trade names unless otherwise expressly agreed to in writing. Each Party agrees not to use any trade names or trademarks of the other Party in any advertising, promotions, marketing, or labeling of the Product or otherwise, except as specifically authorized by the other Party in writing both as to the names or marks which may be used and as to the manner and prominence of use.

XI. INDEMNIFICATION

11.1 Indemnification by RTU

RTU shall indemnify and hold SMR, its officers, directors, equity holders, employees and agents, harmless from and against any and all suits, claims, demands, liability, damage, loss, cost, or expenses (including reasonable attorney's fees) caused by, resulting from or arising out of any third party claims made or suits brought against SMR which arise out of (a) RTU's breach of the representations, warranties and covenants set forth in this Agreement or the Pharmaceutical Quality Agreement, or (b) any negligence on the part of RTU, including any suit or action brought against SMR based upon a claim that any process or technical data furnished by RTU infringes any patent, copyright or other proprietary rights of a third party.

11.2 Indemnification by SMR

SMR shall indemnify and hold RTU, its officers, directors, equity holders, employees and agents harmless from and against any and all suits, claims, demands, liability, damage, loss, cost or expense (including reasonable attorney's fees) caused by, resulting from or arising out of any third party claims made or suits brought against RTU which arise out of (a) the promotion, distribution, sale or use by SMR of an item or items of the Products which RTU manufactured hereunder and which at the time of delivery to SMR complied with the Specifications and the applicable representations, warranties and covenants set forth in this Agreement or the Pharmaceutical Quality Agreement, or (b) any negligence on the part of SMR, including claims that Products or the labeling thereof or inserts therefore or the use of the Product names and any other trademarks, trade names or trade dress used by SMR in connection with Products infringes patent, copyright or other proprietary rights of a third party.

11.3 Indemnification Procedures

A Party that intends to claim indemnification under Section 12.1 or 12.2 (the "Indemnitee") shall promptly notify the other Party (the "Indemnitor") in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim indemnification; *provided, however*, that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnitor of any of its obligation hereunder, except to the extent that the Indemnitor is prejudiced by such failure to provide prompt notice. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires to assume the defense thereof with counsel selected by the Indemnitor; *provided, however*, that the Indemnitee,

shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, unless (a) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (b) the sole relief provided is monetary damages that are paid in full by the Indemnitor.

11.4 Evidence of Liability Insurance

Each Party shall maintain with a financially sound and reputable insurer throughout the term of this Agreement comprehensive general liability insurance, including product liability insurance with liability limits of at least Five Million Dollars ($5,000,000) per occurrence and in the aggregate. Each Party shall name the other Party as a vendor under the broad form vendor endorsement on its policy and provide the other Party with such evidence thereof as is reasonably requested by the other Party from time to time. Such insurers shall warrant that such insurance will not be changed or canceled without at least thirty (30) days prior written notice to the respective indemnities. The Parties agree that upon first approval by FDA for commercialization of any Products covered by this Agreement, insurance coverage will be re-evaluated and, if necessary, adjusted to levels that are acceptable to both Parties.

XII. GENERAL PROVISIONS

12.1 Notices

Any notices permitted or required by this Agreement shall be sent by certified or registered mail, by recognized overnight carrier or by fax and shall be effective the earlier of the date actually received or three (3) days after deposit in the U.S. mail, if sent and addressed as follows or to such other address as may be designated by either Party in writing:

If to RTU: R-Tech Ueno, Ltd
Attention: President
[address]

With a copy to:

[address]

If to SMR: SMR Manufacturing & Research
Attention: President
[address]

With a copy to:

[*address*]

12.2 Entire Agreement; Amendment

The Parties acknowledge that this Agreement (including the schedules hereto) and the Pharmaceutical Quality Agreement set forth the entire agreement and understanding of the Parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof and thereof, and shall supersede any conflicting portions of RTU's quotation, acknowledgement and invoice forms and SMR's purchase orders and other written forms. No modification of any of the terms of this Agreement, or any amendments hereto, shall be deemed to be valid unless in writing and signed by the Parties. No course of dealing or usage of trade shall be used to modify the terms and conditions hereof.

12.3 Waiver

No waiver by either Party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on a future occasion.

12.4 Assignment

Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party, which consent will not be unreasonably withheld; *provided, however*, that SMR's rights and obligations may succeed by operation of law to the surviving entity in a merger or consolidation in which it participates or to a successor of all or substantially all of SMR's assets or equity interests. Any unauthorized assignment or transfer of this Agreement shall be void. Subject to the foregoing, the rights and liabilities of the Parties will bind and inure to the benefit of their respective successors, permitted assigns, insurers and reinsurers. Any assignments, including sale, transfer, or license of brand or Products, shall not release the original Party from its duties and obligations under this Agreement.

12.5 Governing Law and Arbitration

(a) Governing Law

This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, and without regard to its choice of law rules. The rights and obligations of the Parties hereunder shall not be governed by the provisions of the 1980 U.N. Consortium on Contracts for International Sale of Goods or the related convention on the Limitations Period in the International Sale of Goods.

(b) Arbitration

Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, or any amount due hereunder,

including any claim based on contract, tort or statute shall be settled as follows: Either RTU or SMR may request that the chief executive officer of each RTU and SMR meet to attempt to resolve such dispute. If the chief executive officers cannot resolve such disputes within seven (7) days after either RTU or SMR requests such a meeting, then such controversy, dispute or claim shall be settled, solely and exclusively, by arbitration. Any arbitration pursuant to this Agreement shall be conducted in New York City, New York USA, before and in accordance with the then existing Commercial Dispute Resolution Procedures through the American Arbitration Association, using an arbitrator mutually selected by RTU and SMR from a list of those designated by the American Arbitration Association or, if the Parties disagree, otherwise appointed by the American Arbitration Association. At any time, either RTU or SMR may seek or obtain preliminary, interim or conservatory measures from the arbitrators or from any court as provided below. Any arbitration shall be final and binding. The findings shall be delivered in a written opinion with findings of fact based on the record. Any judgment upon any interim or final award or order rendered by the arbitrator may be entered by any State or Federal court having jurisdiction thereof. The Parties intend that any agreement pursuant hereto to arbitrate be valid, enforceable and irrevocable. Each Party in any arbitration proceeding commenced hereunder shall bear such Party's own costs and expenses (including expert witness and attorneys' fees) of investigating, preparing and pursuing such arbitration claim. Notwithstanding anything else contained in this Section 13.5 to the contrary, pending arbitration of the claims, either Party may seek injunctive relief in any state or federal court sitting within New York City, New York, USA, to preserve the status quo and prevent irreparable harm from breach or anticipated breach of this Agreement.

12.6 Severability

If any provision of this Agreement or portion thereof is finally held by a court of competent jurisdiction to be unenforceable, void, invalid, or otherwise contrary to law or equity, the Parties agree that such provision or portion thereof shall be reformed automatically as necessary to cure such defect, or if necessary to delete such provision or portion thereof, and that the remainder of this Agreement, and the remainder of this Agreement shall continue in full force and effect.

12.7 Headings; Interpretation

The headings, used in this Agreement are for convenience only and are not a part of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. The definitions of the terms herein shall apply equally to the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

12.8 Counterparts

This Agreement shall be effective upon full execution by facsimile, electronic signature (including by PDF file) or original, and a facsimile signature or electronic signature shall be deemed to be and shall be as effective as an original signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

12.9 Liability for Actions of Others

Neither Party shall be liable to any third party for any action taken or for any failure to take any action on the part of the other Party, or for any liability, obligation or commitment incurred by the other Party, except to the extent specifically agreed in writing.

12.10 Independent Contractor

In performing its services hereunder, RTU shall act as an independent contractor. Neither Party shall be the agent of the other Party for any purpose whatsoever, or shall have any power or authority to make or give any promise, warranty or representation, to execute any contract or otherwise create, issue or assume any liability, obligation or commitment in the name of or on behalf of the other Party, except to the extent specifically authorized in writing by the other Party.

[*remainder of page intentionally left blank*]

IN WITNESS WHEREOF, the Parties have each caused this Manufacturing Agreement to be executed by their duly authorized representatives as of the date first above written.

SUCAMPO MANUFACTURING & RESEARCH, AG:

By: ______________________________

Name: ______________________________

Title: ______________________________

R-TECH UENO, LTD:

By: ______________________________

Name: ______________________________

Title: ______________________________

Schedule A

Products & Manufacturing Fees

Schedule B

Pharmaceutical Quality Agreement

Schedule C

Barcode Format Details

The barcoded date shall consist of 2 barcodes. The primary barcode contains the NDC/UPC number and case size (the case size can be from 2 to 5 digits) using the Code 128 format and just the NDC/UPC number using the interleaved 2 of 5 format. The secondary barcodes contains the case size, expiration date and lot number using the Code 128 format. RTU shall consistently barcode Products using the same length for the case size (i.e., always use either the 2 or 5 digits).

The size of the narrowest bar and the narrowest white space should be a minimum of 15 mils and the quality of the barcode should be a minimum Grade of B.

The coding technique is as follows:

Primary Code:	Either interleave 2 of 5 or Code 128 format 01PUUNNNNNNNNNNX3OCCCCC (with the quantity can be anywhere from 2 to 5 digits in length)
Secondary Barcode:	Code 128 format 22QCCCCCMMYYLLLLLLLLLZ

Where:

P = Packaging level indicator (Use 3 if level is not known)
U = UPC Prefix (generally 03 if your NDC number is preceded by a 3)
N = NDC or UPC number (10 digits)
X = Mod 10 check digit on the NDC or UPC number
Q = 8 indicates a 2 digit case quantity; 9 indicates a 5 digit case quantity
C = Case quantity (in eaches, either 2 or 5 digits based upon the value of Q above)
M = Expiration date month (2 digit month)
Y = Expiration date year (2 digit year)
L = Lot number (State the minimum number of characters/digits in the lot number)
Z = Link character (which has the same value as "X"/Mod 10 check on the NDC/UPC number)

If the item does not have an expiration date, then fill the date with '0000'.

Exhibit B Licensed Patents

Country	Application No	Filling Date	Publication No	Publication Date	Patent No	Issue Date	Expiration date
United Kingdom	8830931.5	1988/4/29	289349	1988/11/2	289349	1992/4/29	2013/4/28
FRANCE	8830931.5	1988/4/29	289349	1988/11/2	289349	1992/4/29	2013/4/28
Germany	8830931.5	1988/4/29	289349	1988/11/2	289349	1992/4/29	2013/4/29
Netherlands	8830931.5	1988/4/29	289349	1988/11/2	289349	1992/4/29	2013/4/28
Sweden	8830931.5	1988/4/29	289349	1988/11/2	289349	1992/4/29	2013/4/29
Spain	8830931.5	1988/4/29	289349	1988/11/2	289349	1992/4/29	2013/4/29
Switzerland	88308299.2	1988/9/8	308135	1989/3/22	308135	1992/11/19	2013/9/8
United Kingdom	91304574.6	1991/5/21	458588	1991/11/27	458588	1994/11/30	2011/5/21
FRANCE	91304574.6	1991/5/21	458588	1991/11/27	458588	1994/11/30	2011/5/21
Germany	91304574.6	1991/5/21	458588	1991/11/27	458588	1994/11/30	2011/5/21
Italy	91304574.6	1991/5/21	458588	1991/11/27	458588	1994/11/30	2011/5/21
Netherlands	91304574.6	1991/5/21	458588	1991/11/27	458588	1994/11/30	2011/5/21
Switzerland	91304574.6	1991/5/21	458588	1991/11/27	458588	1994/11/30	2011/5/21
Belgium	91304574.6	1991/5/21	458588	1991/11/27	458588	1994/11/30	2011/5/21
Austria	91304574.6	1991/5/21	458588	1991/11/27	458588	1994/11/30	2011/5/21
Luxembourg	91304574.6	1991/5/21	458588	1991/11/27	458588	1994/11/30	2011/5/21
Sweden	91304574.6	1991/5/21	458588	1991/11/27	458588	1994/11/30	2011/5/21
Spain	91304574.6	1991/5/21	458588	1991/11/27	458588	1994/11/30	2011/5/21
Greece	91304574.6	1991/5/21	458588	1991/11/27	458588	1994/11/30	2011/5/21
DEMARK	91304574.6	1991/5/21	458588	1991/11/27	458588	1994/11/30	2011/5/21
United Kingdom	91304576.1	1991/5/21	458590	1991/11/27	458590	1996/1/10	2011/5/21
FRANCE	91304576.1	1991/5/21	458590	1991/11/27	458590	1996/1/10	2011/5/21

Country	Application No	Filling Date	Publication No	Publication Date	Patent No	Issue Date	Expiration date
Germany	91304576.1	1991/5/21	458590	1991/11/27	458590	1996/1/10	2011/5/21
United Kingdom	92301412.0	1992/2/20	501678	1992/9/2	501678	1996/5/1	2012/2/20
Germany	92301412.0	1992/2/20	501678	1992/9/2	501678	1996/5/1	2012/2/20
FRANCE	92301412.0	1992/2/20	501678	1992/9/2	501678	1996/5/1	2012/2/20
United Kingdom	92307700.2	1992/8/24	561073	1993/9/22	0561073	2001/10/24	2012/8/24
Germany	92307700.2	1992/8/24	561073	1993/9/22	0561073	2001/10/24	2012/8/24
FRANCE	92307700.2	1992/8/24	561073	1993/9/22	0561073	2001/10/24	2012/8/24
Sweden	98945530.8	1998/9/30	0979652	2000/2/16	0979652	2006/5/24	2018/9/30
Switzerland	98945530.8	1998/9/30	0979652	2000/2/16	0979652	2006/5/24	2018/9/30
Spain	98945530.8	1998/9/30	0979652	2000/2/16	0979652	2006/5/24	2018/9/30
HongKong	00103455.2	1998/9/30	1024170	2000/10/5	1024170	2006/10/20	2018/9/30
Denmark	98945530.8	1998/9/30	0979652	2000/2/16	0979652	2006/5/24	2018/9/30
Germany	98945530.8	1998/9/30	0979652	2000/2/16	0979652	2006/5/24	2018/9/30
FRANCE	98945530.8	1998/9/30	0979652	2000/2/16	0979652	2006/5/24	2018/9/30
United Kingdom	98945530.8	1998/9/30	0979652	2000/2/16	0979652	2006/5/24	2018/9/30
Netherlands	98945530.8	1998/9/30	0979652	2000/2/16	0979652	2006/5/24	2018/9/29
Australia	2001239551	2001/3/23	2001239551	2005/7/21	2001239551	2005/11/4	2021/3/23
New Zealand	521464	2001/3/23	521464	2004/9/24	521464	2005/1/13	2021/3/23
United Kingdom	01914192.8	2001/3/23	1267882	2003/1/2	1267882		2021/3/23
FRANCE	01914192.8	2001/3/23	1267882	2003/1/2	1267882		2021/3/23
Germany	60138371.0	2001/3/23	1267882	2003/1/2	1267882		2021/3/23
Argentina	P010101231	2001/3/16	029818	2003/7/16			
Australia	20021241143	2001/3/15			2001241143	2005/12/9	2021/3/15

Country	Application No	Filling Date	Publication No	Publication Date	Patent No	Issue Date	Expiration date
New Zealand	521325	2001/3/15			531235	2004/9/9	2021/3/15
South Africa	2002/7140	2001/3/15			2002/7140	2003/4/30	2021/3/15
Brazil	PI0109192	2001/3/15	PI0109192	2003/5/27			
Mexico	PA/A/2002/008967	2001/3/15			233584	2006/1/9	2021/3/15
Israel	151683	2001/3/15	151683	2010.10.31	151683	2011.02.01	
Czechoslovakia	PV2002-3092	2001/3/15					
Norway	20024381	2001/3/15					
EPC	0912374.4	2001/3/15	1272194	2003/1/18			
Australia	48003/96	1996/3/8	701620	1999/2/4	701620	1999/5/20	2016/3/8
New Zealand	286141	1996/3/8	286141	1999/10/28	286141	2000/7/13	2016/3/8
Norway	19960974	1996/3/8			310178	2001/6/5	2016/3/8
United Kingdom	96301637.3	1996/3/11	730866	1996/9/11	730866	2003/2/19	2016/3/11
Germany	96301637.3	1996/3/11	730866	1996/9/11	730866	2003/2/19	2016/3/11
FRANCE	96301637.3	1996/3/11	730866	1996/9/11	730866	2003/2/19	2016/3/11
Spain	96301637.3	1996/3/11	730866	1996/9/11	730866	2003/2/19	2016/3/11
Italy	96301637.3	1996/3/11	730866	1996/9/11	730866	2003/2/19	2016/3/11
Sweden	96301637.3	1996/3/11	730866	1996/9/11	730866	2003/2/19	2016/3/11
EPC	04720157.9	2004/3/12	1661573	2006/5/31			
EPC	07738306.5	2007/3/12	1994933	2008/11/26			
Russia	2008140298	2007/3/12	2008140298	2010.04.20			
India	5478/CHENP/2008	2007/3/12					
Mexico	MX/A/2008/011709	2007/3/12	MX/A/2008/011709	2008/10/31			
Brazil	PI 0708891-4	2007/3/12					

Country	Application No	Filling Date	Publication No	Publication Date	Patent No	Issue Date	Expiration date
Australia	2007225798	2007/3/12	2007225798	2008/10/9			
New Zealand	571426	2007/3/12					
Argentina	P0903851	2009/10/7	073781	2010.12.01			
PCT	PCT/JP2009/067586	2009/10/2					
US pro1	61/323338	2010/4/12					
US pro2	61/323342	2010/4/12					
US pro3	61/326811	2010/4/22					
US pro4	61/362945	2010/7/9					
US pro5	61/408237	2010/10/29					

Exhibit C Licensed Know-How

TBD

Exhibit D Product Trademarks

Country	Class	Application No	Application date	Registration No	Registration date
Argentina	5	2899679	2009/3/10	1730932	1999/4/14
Austlaria	5	673735	1995/10/2	673735	1998/5/15
Brazil	5,20	819157589	1996/3/25	819157589	1999/9/28
Chile	5	351939	1996/8/9	571201	2000/7/5
Colombia	5	96041256	1996/8/5	220579	1999/7/23
C.T.M.	5	61531	1996/4/1	61531	1999/1/7
Czechoslovakia	5	115704	1996/10/14	203279	1997/8/26
Ecuador	5	71327	1996/8/27	781-98	1998/2/11
Egypt	5	103180	1996/10/8	103180	2001/11/4
Hong Kong	5	96/12298	1996/10/1	98/05476	1998/6/4
Hungary	5	M9603273	1996/10/8	150945	1998/4/22
Iceland	5	1201/1996	1996/10/9	556/1998	1998/4/2
India	5	725901	1996/10/8	725901	2006/9/29
Indonesia	5	D96-22173	1996/10/9	398192	1997/10/10
Israel	5	107835	1996/10/7	107835	1997/12/4
Malaysia	5	96/12156	1996/10/7	96/12156	2000/5/4
Mexico	5	270728	1996/8/9	530343	1996/8/30
New Zealand	5	254275	1995/10/2	254275	1998/5/15
Nicaragua	5	96-02899	1996/8/14	33638CC	1997/3/11
Norway	5	966148	1996/10/9	183971	1997/7/31
Peru	5	017422	1996/8/2	030840	1996/11/13
Philippines	5	115005	1996/10/23	4-1996-115005	2001/7/10
Romania	5	41174	1996/10/9	R28741	2000/1/6
Saudi Arabia	5	36379	1996/11/12	424/36	1998/1/7
Singapore	5	T96/10659D	1996/10/2	T96/10659D	1996/10/2
South Africa	5	96/14690	1996/10/15	96/14690	1999/11/11
Switzerland	5	02266/1996	1996/3/29	434172	1997/1/16
Thailand	5	305481	1996/4/2	KOR54996	1997/2/5
UAE	5	19299	1996/11/9	14991	1998/5/6
Venezuela	5	13528/96	1996/8/20	219777	2000/6/2
Bangladesh	5	51708	1997/6/25		
Cyprus	5			48204	1998/5/15
JORDAN	5			46003	1999/9/28
Nigeria	5			TP33736	1997/6/3
Pakistan	5			142210	2002/9/26
Switzerland	5	08646/2001	2001/9/3	489110	2001/9/13
Int. Regist. [illegible]8 countries	5	08646/2001	2001/9/3	766429	2001/9/13
Liechtenstein	5	12614	2002/8/14	12614	2002/11/14

Exhibit E Unoprostone

Generic Name: Unoprostone Isopropyl (USAN)

Chemical Names: (+) - Isopropyl (Z) – 7 - [(1R,2R,3R,5S) - 3,5 – dihydroxy - 2 - (3-oxodecyl) cyclopentyl] hept - 5 - enoate

CAS No.: 120373-24-2

Structural Formula


HO
COOCH(CH3)2
HO
O

Unoprostone Isopropyl

EXHIBIT F

SUCAMPO PHARMACEUTICALS, INC. GUARANTEE

In accordance with Article 15 of Exclusive License for Development and Commercialization of Unoprostone by and between R-Tech Ueno, Ltd. and Sucampo Manufacture and Research AG dated March 22, 2011 ("Agreement"), Sucampo Pharmaceuticals, Inc. hereby guarantees the performance of Sucampo Manufacture and Research AG under the Agreement.

Dated: March 22, 2011

James J. Egan
Chief Operating Officer
Sucampo Pharmaceuticals, Inc.

EXHIBIT F

SUCAMPO PHARMACEUTICALS, INC. GUARANTEE

In accordance with Article 15 of Exclusive License for Development and Commercialization of Unoprostone by and between R-Tech Ueno, Ltd. and Sucampo Manufacture and Research AG dated March 22, 2011 ("Agreement"), Sucampo Pharmaceuticals, Inc. hereby guarantees the performance of Sucampo Manufacture and Research AG under the Agreement.

Dated: March 22, 2011

James J. Egan
Chief Operating Officer
Sucampo Pharmaceuticals, Inc.